UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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INTUIT INC.

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Dear Intuit Stockholder,
I’m writing to ask for your vote to amend Intuit’s 2005 Equity Incentive Plan to extend the plan’s term through 2007, allocate additional shares to be granted beginning in fiscal 2006 and amend the cap on the number of below-market awards (including restricted stock and restricted stock units, for example) that can be granted under the plan.
As you may recall, we developed Intuit’s equity plan to accomplish four critical goals:
1) Provide the right compensation tools and flexibility that enable Intuit to hire, motivate and retain a strong and deep team of leaders and employees to help us continue to grow the company;
2) Aggressively address investor concerns about option dilution;
3) Enable Intuit to respond to the evolving environment for equity compensation; and
4) Further strengthen compensation and corporate governance best practices at Intuit.
Thanks to a strong management team and talented employees at all levels, Intuit has delivered impressive growth over the past five years. How have we continued to drive strong performance? We believe it’s because of our people. We have a talented, motivated team at all levels of the company focused on executing our strategies to deliver great results — for customers, investors and employees.
We are able to recruit, retain and reward this team by offering them a highly competitive compensation program, including stock options. As in the past, Intuit awards stock options to employees at all levels of the company. In fiscal 2005, for example, approximately 90% of stock options granted went to employees below the senior vice president level.
Our Board of Directors and its independent compensation committee have carefully considered this amendment to the 2005 plan and believe it responsibly balances the needs of our investors and our employees and gives us the flexibility to respond to the changing environment for equity compensation programs.
Here’s how the amended 2005 Plan will help us execute on those goals:
•	As before, Intuit plans to submit the plan to shareholders for approval annually, enabling stockholders to review our equity compensation plan and grant practices each year;
•	The plan continues to prohibit re-pricing;

•	The plan, as amended, would limit the number of shares that may be issued as below-market awards (including restricted stock and restricted stock units, for example) to 50% of the total number of awards granted each fiscal year. This change will provide Intuit’s management with more flexibility to respond competitively in its compensation strategy;
•	The increase of 6.5 million shares for fiscal 2006 is the same as the number of shares requested in fiscal 2005; and
•	The proposal will extend the 2005 Plan through December 2007.
You can read more about our plan and our proposed amendment in the enclosed proxy statement for our 2005 annual meeting of shareholders.
As you know, Intuit has taken aggressive steps in recent years to manage our employee option program. We’ve significantly reduced our burn rate (as defined in the proxy statement) — from approximately 6.9% of shares outstanding in fiscal 1999 to less than 3% in fiscal 2005.
In addition, Intuit has continued to repurchase shares through our stock buyback program. In fiscal 2005, we repurchased 16.2 million shares for $709 million. From May 2001, when we first instituted our buyback program, through the end of fiscal 2005, Intuit has repurchased more than 55 million shares for approximately $2.5 billion.
We believe our equity compensation plan is a critical tool to hire, motivate and retain a strong and experienced team of people to help us continue to grow the company. Therefore, I’m asking for your vote at our 2005 annual meeting to approve the amendment to our 2005 Equity Incentive Plan, which includes the elements described above.
Thank you for your consideration.
Sincerely,
Steve Bennett
President and Chief Executive Officer
Intuit Inc.

INTUIT INC.

NOTICE OF 2005 ANNUAL MEETING OF

STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend our 2005 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Pacific Standard Time on December 16, 2005 at our offices at 2550 Garcia Avenue, Building 5, Mountain View, California.

We are holding the meeting to:

1.	Elect nine members to our Board of Directors;

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2006;

3.	Approve an amendment to our 2005 Equity Incentive Plan to (1) extend the term of the plan by an additional year; (2) add 6,500,000 shares to cover awards under the plan through its amended term; and (3) amend the existing 2,000,000-share cap on equity awards that can be granted at below fair market value (for example, restricted stock or restricted stock units) to allow that up to 50% of the equity awards granted under the plan each fiscal year can be below fair market value awards; and

4.	Consider any other matters that may properly be brought before the meeting.

Items 1 through 3 are more fully described in the proxy statement, which is part of this notice. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders who owned our stock at the close of business on October 24, 2005 may vote at the meeting, or at any adjournment or postponement of the meeting. For 10 days prior to the annual meeting, a list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Mountain View. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.

Your vote is important. Whether or not you plan to attend the meeting, please submit your proxy either via the Internet, by phone, or by mail. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs.

By order of the Board of Directors,

LAURA A. FENNELL
Vice President, General Counsel and Corporate Secretary

Mountain View, California

November 4, 2005

INTUIT INC.

PROXY STATEMENT 2005 ANNUAL MEETING OF STOCKHOLDERS OF INTUIT INC.

Page

EXECUTIVE COMPENSATION	20
Summary Compensation Table	20
Option Grants in Last Fiscal Year	22
Option Exercises in Last Fiscal Year	22
Employment Contracts, Termination of Employment and Change-in-Control Arrangements	23
RELATED TRANSACTIONS AND CERTAIN RELATIONSHIPS	24
REPORT OF THE AUDIT COMMITTEE	27
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	28
PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
The Audit Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm	29
Fees Paid to Independent Registered Public Accounting Firm	29
PROPOSAL NO. 3 — APPROVAL OF AN AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN	30
EQUITY COMPENSATION PLAN INFORMATION	36
EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITY HOLDERS	37
APPENDIX 1	A-1
Supplemental Information for the Compensation Committee Report — Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures

This proxy statement contains a report issued by the Compensation and Organizational Development Committee of Intuit’s Board of Directors relating to executive compensation for fiscal 2005, a report issued by the Audit Committee of Intuit’s Board of Directors relating to certain of its activities during fiscal 2005, and a chart titled “Company Stock Price Performance.” Stockholders should be aware that under rules of the Securities and Exchange Commission (SEC) these committee reports and the stock price performance chart are not considered “filed” with the SEC under the Securities Exchange Act of 1934 and are not incorporated by reference in any past or future filing by Intuit under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless these sections are specifically referenced.

INTUIT INC.

P.O. Box 7850
Mountain View, CA 94039-7850

PROXY STATEMENT

FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

Intuit’s Board of Directors is asking for your proxy for use at the Intuit Inc. 2005 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We’re holding the Meeting on Friday, December 16, 2005 at 8:30 a.m. Pacific Standard Time at our offices at 2550 Garcia Avenue, Building 5, Mountain View, California. We have first sent copies of this proxy statement to Intuit stockholders beginning on November 4, 2005.

Record Date, Outstanding Shares and Quorum

Only holders of record of Intuit common stock at the close of business on October 24, 2005 (called the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 175,574,000  shares of common stock outstanding and entitled to vote, with approximately 925 stockholders of record and approximately 82,700 beneficial owners. We need a quorum to take action at the Meeting. We will have a quorum if a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of Intuit common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called “broker non-votes”) will also be counted as present in determining whether we have a quorum but are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter. Please note that banks and brokers cannot vote shares held on behalf of their clients on “non-routine” matters, such as Proposal 3 regarding the approval of an amendment to Intuit’s 2005 Equity Incentive Plan.

If by the date of the Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights

Holders of our common stock are entitled to one vote for each share they owned on the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the Meeting will tabulate all votes. The Inspector will separately tabulate yes and no votes, abstentions and broker non-votes for each proposal.

Voting and Revoking Proxies

Intuit’s Board of Directors is soliciting the proxy included with this proxy statement for use at the Meeting. All stockholders have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com;

•	by phone (please see your proxy card for instructions); or

•	by mail, using the paper proxy card.

We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted — whether via the Internet or by phone or by mail — will be superseded by the vote that you cast at the Meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this proxy statement or as otherwise specified by you. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2 and 3. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Whether you submit your proxy via the Internet, or by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You may also revoke a proxy by submitting a later-dated vote, in person at the Meeting. Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the entity holding your shares.

Soliciting Proxies

Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $6,500 plus their expenses, which we estimate will be approximately $5,000. After the proxies are initially distributed, we will ask brokers, custodians, nominees and other record holders to forward copies of the proxy statement, proxy card and other materials to people for whom they hold shares of our common stock, and to request that the beneficial holders give them authority to complete and sign the proxies. We will reimburse record holders for reasonable expenses they incur in forwarding proxy materials to beneficial holders.

Voting Results

The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ending January 31, 2006.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one Intuit stock account, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and don’t participate in electronic delivery of proxy materials will receive only one copy of our annual report, proxy statement and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to receive separate proxy cards.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year, and you would like to have additional copies of our annual report and proxy statement mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.

CORPORATE GOVERNANCE

Overview

We regularly monitor corporate governance developments and review our policies, processes and procedures to ensure that Intuit complies with applicable laws, regulations and listing standards. A key component of our efforts includes the reviewing of new or amended federal laws that affect corporate governance and rules adopted by the SEC, Nasdaq and the New York Stock Exchange, as well as evolving corporate governance best practices.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, Business Conduct Guide (our code of ethics for all employees, including our Company’s senior executive and financial officers), our Board Code of Ethics and the charter for each Board committee. The link to this corporate governance page can be found at www.intuit.com/about intuit/investors.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles that are designed to ensure that the Board follows practices and procedures that serve the best interests of Intuit and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Principles and making recommendations to the Board regarding any changes. These Principles address, among other things, our policy on retirement, succession planning and senior leadership development, Board performance evaluations and director orientation and continuing education.

Director Independence

Our Board currently consists of nine directors. Intuit has determined that each of our directors — other than Messrs. Bennett, Campbell and Cook — qualifies as an “independent director” as defined under Nasdaq listing requirements. This definition of independence includes a series of objective tests. For example, to be considered independent, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. In addition, as required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by the company with regard to each director’s business and personal activities as they may relate to Intuit and Intuit’s management.

In addition to having a majority of independent directors (as required by Nasdaq listing standards), the Board believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, serve as directors. The Board currently includes three members of Intuit’s senior management.

BOARD OF DIRECTORS

Incumbent Directors

Information concerning our incumbent directors, all of whom have been nominated for re-election at the Meeting, is set forth below.

Stephen M. Bennett (Age 51)

President and Chief Executive Officer, Intuit Inc.

Mr. Bennett has been President and Chief Executive Officer and a member of Intuit’s Board of Directors since 2000. Prior to joining Intuit, Mr. Bennett spent 23 years with General Electric Corporation. From December 1999 to January 2000, Mr. Bennett was an Executive Vice President and a member of the board of directors of GE Capital, the financial services subsidiary of General Electric Corporation. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999. Mr. Bennett also serves on the board of directors of Sun Microsystems, Inc. He holds a Bachelor of Arts in Finance and Real Estate from the University of Wisconsin.

Christopher W. Brody (Age 60)

Chairman, Vantage Partners LLC

Mr. Brody has been an Intuit director since 1993 and is a member of the Audit Committee and the Compensation and Organizational Development Committee. Mr. Brody has been Chairman of Vantage Partners LLC, a private investment firm, since January 1999. From 1971 through 1998, Mr. Brody was a partner of Warburg, Pincus & Co., a venture capital and private equity investment firm. Mr. Brody also serves as a director of several privately held companies. Mr. Brody holds a Bachelor of Arts in English Literature from Harvard College and a Master in Business Administration from Harvard Business School.

William V. Campbell (Age 65)

Chairman of the Board of Directors, Intuit Inc.

Mr. Campbell has been an Intuit director since 1994. He has served as Chairman of the Board since August 1998 and was Acting Chief Executive Officer from September 1999 until January 2000. He also served as Intuit’s President and Chief Executive Officer from April 1994 through July 1998. Mr. Campbell also serves on the boards of directors of Apple Computer, Inc. and Opsware, Inc. (a provider of Internet infrastructure services). Mr. Campbell holds a Bachelor of Arts in Economics and a Masters of Science from Columbia University, where he is Chair of the Board of Trustees.

Scott D. Cook (Age 53)

Chairman of the Executive Committee, Intuit Inc.

Mr. Cook, a founder of Intuit, has been an Intuit director since 1984 and has been Chairman of the Executive Committee since August 1998. He served as Intuit’s Chairman of the Board from February 1993 through July 1998. From April 1984 to April 1994, he served as Intuit’s President and Chief Executive Officer. Mr. Cook also serves on the boards of directors of eBay Inc. and The Procter & Gamble Company. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School, where he serves on the board of visitors of the Harvard Business School Foundation.

L. John Doerr (Age 54)

General Partner, Kleiner Perkins Caufield & Byers

Mr. Doerr has been an Intuit director since 1990 and is a member of the Nominating and Governance Committee. He has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since August 1980. He is also a director of Amazon.com, Inc., Google Inc., Homestore.com, Inc. (a web-based home-related information company), Sun Microsystems, Inc. and several privately held companies. Mr. Doerr holds a Bachelor of Science and a Master of Science in Electrical Engineering and Computer Science from Rice University and a Masters in Business Administration from Harvard Business School.

Donna L. Dubinsky (Age 50)

Chief Executive Officer, Numenta, Inc.

Ms. Dubinsky has been an Intuit director since 1999 and is a member of the Audit Committee. She has been Chief Executive Officer and Board Chair of Numenta, Inc., a developer of computer memory systems, since March 2005. Ms. Dubinsky was President, Chief Executive Officer and a director of Handspring, Inc., a developer of mobile computing solutions, from July 1998, when she co-founded the company, until November 2003, when Handspring merged with Palm Computing, Inc. From June 1992 to July 1998, Ms. Dubinsky was

President and Chief Executive Officer of Palm Computing, Inc. Ms. Dubinsky also serves on the board of directors of Palm, Inc. Ms. Dubinsky holds a Bachelor of Arts in History from Yale University and a Master in Business Administration from Harvard Business School.

Michael R. Hallman (Age 60)

President, The Hallman Group

Mr. Hallman has been an Intuit director since 1993 and is a member of the Audit Committee and the Compensation and Organizational Development Committee. Mr. Hallman has been President of The Hallman Group, a management consulting firm, since October 1992. Mr. Hallman was President and Chief Operating Officer of Microsoft Corporation from March 1990 through April 1992. Mr. Hallman is also a director of InFocus Corporation (a maker of computer-operated projection products), Watchguard Technologies, Inc. (an internet security solutions company) and Digital Insight Corporation (an application service provider for financial institutions). Mr. Hallman holds both a Bachelor and a Master in Business Administration from the University of Michigan.

Dennis D. Powell (Age 57)

Senior Vice President, Chief Financial Officer, Cisco Systems, Inc.

Mr. Powell has been an Intuit director since 2004 and is the Chairman of the Audit Committee. He joined Cisco Systems, a provider of networking products and services, in 1997 and has served as the Senior Vice President and Chief Financial Officer since May 2003. From January 1997 to June 2002, he was Cisco’s Vice President, Corporate Controller, and from June 2002 to May 2003, he was Senior Vice President, Corporate Finance. Prior to joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, most recently as a senior partner. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University.

Stratton D. Sclavos (Age 44)

President and Chief Executive Officer, VeriSign, Inc.

Mr. Sclavos has been an Intuit director since 2001 and is a member of the Nominating and Governance Committee. He has been President, Chief Executive Officer and a director of VeriSign, Inc., a provider of intelligent infrastructure services for networks, since July 1995. Mr. Sclavos is also a director of Juniper Networks, Inc. (an internet infrastructure systems provider), and Salesforce.com (a provider of customer relationship management services). Mr. Sclavos holds a Bachelor of Science in Electrical and Computer Engineering from the University of California, Davis.

Board Responsibilities and Structure

The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are (1) to appoint and oversee the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis, (2) to monitor management’s performance to ensure that Intuit operates in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders, and (3) to periodically review Intuit’s long-range plan, business initiatives, capital projects and budget matters.

The Board appoints the Chairman of the Board, who may be a current or former officer of Intuit if the Board determines that it is in the best interests of Intuit and its stockholders. However, if the Chairman is also the chief executive officer, then the Board has determined that it will appoint a lead independent director. William V. Campbell, the current Chairman of the Board, is an employee of Intuit and previously served as Intuit’s chief executive officer.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held four meetings during fiscal 2005. The independent directors meet without management present at regularly scheduled executive sessions. With respect to independent director sessions, the independent directors designate an independent director to serve as presiding director to chair these sessions. In addition, the presiding director advises the Chairman of the

Board with respect to agendas and information to be provided to the Board and performs such other duties as the Board may from time to time delegate to assist it in fulfilling its responsibilities. The Board has delegated certain responsibilities and authority to the committees described below. Committees report on their activities and actions to the full Board.

Attendance at Board, Committee and Annual Stockholders Meeting

The Board expects that each director prepare for, attend and participate in all Board and applicable committee meetings and that each Board member ensures that other commitments do not materially interfere with his or her service on the Board. The time commitments of directors vary substantially depending on their primary employment or occupation, their obligations to other commercial or charitable organizations and a variety of other factors. A director’s involvement with other boards is just one factor to be considered in deciding if a director can devote the time and attention necessary to be an informed and effective director. In April 2005, the Board revised its Corporate Governance Principles to provide that any director who has a principal job change, including retirement, must submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether or not to accept such resignation after consideration of the continued appropriateness of Board membership under the new circumstances.

No director attended less than 75% of the meetings of the Board and the committees on which he or she served. Five directors attended the 2004 Annual Meeting of Stockholders. In accordance with the Board’s Corporate Governance Principles, all directors are encouraged to attend the annual meetings of Intuit’s stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee. The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee. Each member of these committees is an independent director as determined by the Board in accordance with Nasdaq listing standards. Each committee has a charter and annually reviews its charter and makes recommendations to our Board for revision of its charter to reflect evolving best practices. Copies of each charter can be found on our website at www.intuit.com under the links for About Intuit — Investor Relations — Corporate Governance. Information found at Intuit’s website is not part of this proxy statement. Committee members are identified in the following table.

Compensation and
		Organizational	Nominating and
Director	Audit	Development	Governance

Stephen M. Bennett
Christopher W. Brody	X	X
William V. Campbell
Scott D. Cook
L. John Doerr			X
Donna L. Dubinsky	X
Michael R. Hallman	X	X
Dennis D. Powell	Chair
Stratton D. Sclavos			X

Audit Committee

The Audit Committee assists the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of the work of Intuit’s independent registered public accounting firm.

Each member of the Audit Committee is independent under applicable Nasdaq and SEC standards. In addition, each member of the Audit Committee is financially literate, as required by Nasdaq listing standards. The Audit Committee also includes at least one member — Dennis D. Powell — determined by the Board to meet the qualifications of an “audit committee financial expert,” as defined by SEC rules, and to meet the qualifications of “financial sophistication” in accordance with Nasdaq listing standards. Stockholders should understand that these designations related to an Audit Committee member’s experience and understanding do not impose upon him any duties, obligations or liabilities greater than those generally imposed on a member of the Audit Committee or the Board.

In fiscal 2005, the Audit Committee held 13 meetings. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” on page 27 and in the Audit Committee Charter, available on our website.

Compensation and Organizational Development Committee

The Compensation and Organizational Development Committee assists the Board in the review and approval of executive compensation and the oversight of organizational and management development for executive officers and other employees of Intuit. In addition to being independent under Nasdaq listing standards, each committee member is an “outside” director as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and a “Non-Employee Director,” as defined in Rule 16(b)-3 under the Securities Exchange Act of 1934. The committee met nine times in fiscal 2005 and also regularly acted by written consent. For more information, see the “Compensation Committee Report” on page 16.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for seeing that the Board is properly constituted to meet its fiduciary obligations to stockholders and Intuit, and that Intuit has and follows appropriate governance standards. The Nominating and Governance Committee held four meetings in fiscal 2005.

The committee has adopted a process to identify and evaluate candidates for director, whether recommended by management, Board members, or stockholders (if made in accordance with the procedures set forth under “Stockholder Recommendations of Director Candidates” below). The committee evaluates candidates properly recommended by stockholders in the same manner as candidates recommended by others. The committee believes that all nominees for Board membership should possess the highest ethics, integrity and values and be committed to representing the long-term interests of Intuit’s stockholders. In addition, nominees should have broad, high-level experience in business, government, education, technology or public interest. They should also have sufficient time to carry out their duties as directors of Intuit and have an inquisitive and objective perspective, practical wisdom and mature judgment. The committee will also consider additional factors — such as independence, diversity, expertise and specific skills, and other qualities that may contribute to the Board’s overall effectiveness — when evaluating candidates for director.

Consideration of director candidates typically involves a series of discussions, a review of available information concerning the candidate, qualifications for Board membership established by the Nominating and Governance Committee, the existing composition of the Board, and other factors the committee deems relevant. In conducting its review and evaluation, the committee may solicit the views of management, other Board members and other individuals it believes may have insight into a candidate.

Compensation Committee Interlocks and Insider Participation

No executive officer of the Company during fiscal 2005 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation and Organizational Development Committee.

DIRECTOR COMPENSATION

Overview

Our three directors who are company employees — Messrs. Bennett, Cook and Campbell — receive no additional or special compensation for serving as directors. Our non-employee directors receive a combination of equity and cash compensation for serving on our Board. The following table lists the fiscal 2005 compensation for each non-employee member of the Board.

Non-Employee Director Fiscal 2005 Compensation

			Compensation
			and
			Organizational	Nominating and	Total Fiscal
		Audit	Development	Governance	Year 2005
Director Name	Board	Committee	Committee	Committee	Compensation

Christopher W. Brody	$30,000	$15,000	$15,000		$60,000
	15,000 options(1)	5,000 options(2)	5,000 options(2)		25,000 options

L. John Doerr	$30,000			$10,000	$40,000
	15,000 options(1)			5,000 options(3)	20,000 options

Donna L. Dubinsky	$30,000	$15,000			$45,000
	15,000 options(4)	5,000 options(2)			20,000 options

Michael R. Hallman	$30,000	$15,000	$15,000		$60,000
	15,000 options(1)	5,000 options(2)	5,000 options(2)		25,000 options

Dennis D. Powell	$30,000	$30,000			$60,000
	15,000 options(5)	5,000 options(5)			20,000 options

Stratton D. Sclavos	$30,000			$10,000	$40,000
	15,000 options(6)			5,000 options(3)	20,000 options

(1)	Exercise price $43.22 per share.

(2)	Exercise price $39.03 per share.

(3)	Exercise price $43.40 per share.

(4)	Exercise price $40.85 per share.

(5)	Exercise price $40.95 per share.

(6)	Exercise price $37.44 per share.

Annual Retainer

Non-employee directors are paid an annual cash retainer of $30,000, plus additional cash retainers based on their committee service. These annual retainers are paid in quarterly installments and are listed in the following table:

Position	Annual Amount

Board Member	$30,000
Audit Committee Chair	$30,000
Non-Chair Audit Committee Members	$15,000
Compensation and Organizational Development Committee Member	$15,000
Nominating and Governance Committee Member	$10,000

We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Director Stock Ownership Requirement

In May 2003, we adopted a stock ownership requirement for our Board members under which each existing director is required to hold at least 3,000 shares of our common stock by the later of May 2006 or three years from the date the director joined the Board. The shares must then be held throughout the director’s tenure on the Board. If any director does not meet the stock ownership requirement within the designated time frame, 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved.

Stock Compensation for Non-Employee Directors

All options granted to non-employee directors in fiscal year 2005 were made pursuant to a shareholder-approved non-discretionary formula. A grant was made to one director under our 1996 Directors Stock Option Plan (the “Directors Plan”) on August 1, 2004. This was the final grant made under the Directors Plan. All other grants to non-employee directors were made under our 2005 Equity Incentive Plan (the “Plan”) which our stockholders approved on December 9, 2004. The non-discretionary formulas under both the Directors Plan and the Plan provide that a non-employee director will receive a 45,000-share option grant on the date he or she joins the Board and an annual 15,000-share option grant on each anniversary of the original grant while the director continues to serve on the Board. (For fiscal 2005, the grant of certain non-employee board members’ annual awards were deferred until the stockholders approved the Plan.) Members of the Audit Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee will receive a 5,000-share option grant when they join the committee and an additional 5,000-share option grant on each anniversary of the original grant. A non-employee director receives a grant for each committee on which she or he serves. The exercise price for each option granted to a non-employee director is the fair market value of Intuit’s stock on the grant date.

Initial non-employee director grants vest over four years, at the rate of 25% on the first anniversary of the grant date and 2.0833% monthly after that until fully vested on the fourth anniversary of the grant date. Annual non-employee director grants vest over two years, with 50% of the option shares vesting on the first anniversary of the grant date and the remaining 50% vesting pro rata over the next twelve months. Committee grants vest pro rata over twelve months and are fully vested on the first anniversary of the grant date. The grants vest only while the recipient remains in service.

In fiscal 2005, six non-employee directors received grants under the Plan. Mr. Sclavos received an annual grant in August 2004 and a committee grant in December 2004. Messrs. Brody and Hallman each received annual grants in December 2004 and two committee grants in January 2005. Mr. Doerr received an annual grant and a committee grant in December 2004. Ms. Dubinsky received an annual grant in February 2005 and a committee grant in January 2005. Mr. Powell received an annual grant and a committee grant in February 2005.

STOCKHOLDER MATTERS

Stockholder Communications with the Board

The Nominating and Governance Committee is responsible for receiving stockholder communications on behalf of the Board. Any stockholder may send communications by mail to the Board or individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at www.intuit.com/about intuit/investors/corporate gov. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the company for review and possible response. In particular, communications such as product or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material, will not be forwarded to the Board.

Stockholder Recommendations of Director Candidates

As discussed above, our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at www.intuit.com, under the links for About Intuit — Investor Relations — Corporate Governance. You may also find a copy of a document entitled “Process of Identifying and Evaluating Nominees for Director” on that web page.

Stockholder Proposals for the 2006 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal for inclusion in Intuit’s 2006 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by July 7, 2006. Any stockholder who wishes to bring a proposal before the 2006 Annual Meeting of Stockholders but does not seek to include it in our proxy materials, must provide written notice of the proposal to Intuit’s Corporate Secretary, at our principal executive offices, between September 1, 2006 and October 2, 2006. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request. Our bylaws are also on file with the SEC. We may reject, rule out of order or take other appropriate action with respect to any proposal that we determine does not comply with these and other applicable requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

The following table shows shares of Intuit’s common stock that we believe are owned as of October 1, 2005 by:

•	Each Named Officer (defined on page 20),

•	Each director,

•	All current directors and executive officers as a group, and

•	Each stockholder owning more than 5% of our common stock.

Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.

We calculated the “Percent of Class” based on 175,516,897 shares of common stock outstanding on October 1, 2005. In accordance with SEC regulations, we also include shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of October 1, 2005. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership(1)	of Class

Directors and Executive Officers:
Scott D. Cook(1)	15,050,358	8.5%
Stephen M. Bennett(2)	2,028,010	1.1
Robert B. Henske(3)	420,837	*
Richard W. Ihrie(4)	293,569	*
Brad D. Smith(5)	75,453	*
Christopher W. Brody(6)	383,332	*
William V. Campbell(7)	1,026,566	*
L. John Doerr(8)	436,614	*
Donna L. Dubinsky(9)	158,814	*
Michael R. Hallman(10)	322,960	*
Dennis D. Powell(11)	28,437	*
Stratton D. Sclavos(12)	106,458	*
All current directors and executive officers as a group (19 people)(13)	20,639,069	11.4%
Other 5% Stockholders:
Barclays Global Investors, N.A.(14)	11,752,195	6.7%
Legg Mason Funds Management, Inc.(15)	10,962,266	6.2
Capital Research and Management Company(16)	10,916,580	6.2

*	Indicates ownership of 1% or less.

(1)	Includes 14,199,858 shares held by trusts, of which Mr. Cook is a trustee, and 850,500 shares issuable upon exercise of options.

(2)	Includes 1,710,827 shares issuable upon exercise of options held by Mr. Bennett and 37,500 unvested restricted shares that are subject to a lapsing right of repurchase.

(3)	Includes 416,385 shares issuable upon exercise of options held by Mr. Henske.

(4)	Includes 290,153 shares issuable upon exercise of options held by Mr. Ihrie and 493 shares held by Mr. Ihrie’s family members of which Mr. Ihrie disclaims all beneficial ownership.

(5)	Includes 73,608 shares issuable upon exercise of options held by Mr. Smith.

(6)	Includes 233,332 shares issuable upon exercise of options held by Mr. Brody. Vantage Partners Inc., of which Mr. Brody is chairman and a stockholder, holds the remaining 150,000 shares.

(7)	Includes 951,272 shares issuable upon exercise of options held by Mr. Campbell.

(8)	Includes 209,583 shares issuable upon exercise of options held by Mr. Doerr. A trust of which Mr. Doerr is a co-trustee holds the remaining 227,031 shares.

(9)	Includes 155,791 shares issuable upon exercise of options held by Ms. Dubinsky. A trust of which Ms. Dubinsky is a co-trustee holds the remaining 3,023 shares.

(10)	Includes 227,332 shares issuable upon exercise of options held by Mr. Hallman. A family partnership of which Mr. Hallman is a partner holds 87,600 shares.

(11)	Represents shares issuable upon exercise of options held by Mr. Powell.

(12)	Represents shares issuable upon exercise of options held by Mr. Sclavos.

(13)	Includes 5,789,990 shares issuable upon exercise of options. Represents shares and options held by the individuals described in Notes 1 through 12, plus an additional 10,516 outstanding shares and 297,145 shares issuable upon exercise of options held by other executive officers.

(14)	We obtained this ownership information for Barclays Global Investors, N.A. et al. (“Barclays”) from a Schedule 13G filed with the SEC by Barclays Global Investors, N.A. and certain related entities, reporting ownership as of December 31, 2004. Barclays reported sole voting power as to 10,452,369 shares and sole dispositive power as to 11,752,195 shares. The address of Barclays is 45 Fremont Street, 17th Floor, San Francisco, California 94105.

(15)	We obtained this ownership information for Legg Mason Funds Management, Inc. and Legg Mason Capital Management, Inc. (in the aggregate “Legg Mason”) from a Schedule 13G filed with the SEC by Legg Mason Funds Management, Inc., reporting ownership as of December 31, 2004. Legg Mason reported shared voting power as to 10,962,266 shares and shared dispositive power as to 10,962,266 shares. The address of Legg Mason is 100 Light Street, Baltimore, Maryland 21202.

(16)	We obtained this ownership information for Capital Research and Management Company (“Capital Research”) from a Schedule 13G filed with the SEC by Capital Research, reporting ownership as of December 31, 2004. Capital Research reported sole dispositive power as to 10,916,580 shares. The address of Capital Research is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires Intuit’s directors, executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2005, except that a Form 4 reflecting an August 1, 2004 stock option award to Mr. Sclavos was not timely filed. The filing was made on August 11, 2004.

COMPANY STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return on Intuit common stock for the last five full fiscal years with the cumulative total return on the S&P 500 Index and the Morgan Stanley High Technology Index for the same period. The graph assumes that $100 was invested in Intuit common stock and in each of the other indices on July 31, 2000 and that all dividends were reinvested. Intuit has never paid cash dividends on its stock.

The comparisons in the graph below are based on historical data — with Intuit common stock prices based on the closing price on the dates indicated — and are not intended to forecast the possible future performance of Intuit’s common stock.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

AMONG INTUIT INC., THE S&P 500 INDEX
AND THE MORGAN STANLEY HIGH TECHNOLOGY INDEX

*	$100 invested on July 31, 2000 in stock or index— including reinvestment of dividends. Fiscal year ending July 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

	7/31/00	7/31/01	7/31/02	7/31/03	7/30/04	7/29/05

INTUIT INC	$100.00	$101.12	$129.35	$126.85	$110.12	$141.18
S&P 500 INDEX	$100.00	$85.67	$65.43	$72.39	$81.93	$93.44
MORGAN STANLEY HIGH TECHNOLOGY INDEX	$100.00	$51.45	$33.43	$42.00	$45.85	$50.06

COMPENSATION COMMITTEE REPORT

The Compensation and Organizational Development Committee (the “Compensation Committee”) administers Intuit’s executive compensation program. To that end, the Compensation Committee oversees Intuit’s compensation plans and policies, annually reviews and approves compensation decisions for officers and administers Intuit’s stock compensation plans. The Compensation Committee’s Charter reflects these various responsibilities. The Charter is reviewed periodically, and was revised most recently in July 2005. You may find a copy of the charter posted on Intuit’s website at http://www.intuit.com/ about  intuit/ investors/ corporate  gov.

The members of the Compensation Committee are Christopher W. Brody and Michael R. Hallman, each of whom is an independent director. The Board appoints Compensation Committee members based upon the recommendation of its Nominating and Governance Committee, which is also composed solely of independent directors.

The Compensation Committee met nine times during fiscal 2005, including five meetings in June and July 2005 during Intuit’s annual pay-for-performance review cycle. The Compensation Committee is supported by the Total Rewards group in Intuit’s Human Resources Department. The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee. The Compensation Committee has exercised this authority to engage the services of an outside compensation consultant.

General Compensation Philosophy

Intuit takes a pay-for-performance and performance management approach to executive compensation. We seek to balance the interests of our three key stakeholders — employees, customers and stockholders by:

•	Rewarding leaders for their individual impact on Intuit’s progress against one-year operational and longer term strategic plans;

•	Reinforcing strategic and business plans to position Intuit for growth; and

•	Enhancing stockholder value over time.

Intuit employees’ compensation varies based on the individual employee’s performance. Each major compensation component is structured to provide significant differentiation based on individual performance. Intuit’s primary compensation components are:

•	base salary,

•	an annual cash incentive award; and

•	stock incentives in the form of stock options.

The pool of funds made available for employees’ compensation is based on Intuit’s overall performance. Intuit strives to make its compensation market competitive and effective in retaining high performing employees. Intuit considers the employee’s total compensation for both the short-term and long-term to assess the retentive value of that compensation.

In fiscal 2005, as in fiscal 2004, the Compensation Committee engaged its outside compensation consultant to provide a comprehensive market study of Intuit’s compensation to its Chief Executive Officer and its senior leadership executive team, comprised of direct reports to the Chief Executive Officer and other key senior financial executives. The comparable companies the Compensation Committee selected for the study are primarily technology companies, some of which are included in the indices referenced in our performance graph on page 15, and some of which are companies that Intuit competes with for talent or are direct competitor companies. The Compensation Committee met with its outside compensation consultants on a number of occasions to review, discuss and analyze the data. Throughout this review process, the Compensation Committee solicited and obtained additional information from both its outside consultant and the Total Rewards group.

The fiscal 2005 study showed that Intuit’s base pay and cash incentive compensation to its executive officers, including its Chief Executive Officer, are competitive with the market. The study also showed that Intuit’s long-term incentive compensation to its executive officers in the form of stock option grants is competitive, but that the option gains are not. The Compensation Committee took these and other findings into account in determining total compensation for the executive officers and the Chief Executive Officer in the fiscal 2005 pay-for-performance review cycle.

In addition to the study, the Compensation Committee reviewed tally sheets that the Total Rewards group prepared detailing the compensation of the Chief Executive Officer and each named executive officer. These tally sheets provide a comprehensive view of these executives’ compensation; including the compensation such executives would be eligible to receive under different termination scenarios and in the event of the executives’ termination in connection with a change in control of Intuit.

The Compensation Committee also considered a number of other factors in determining whether to increase an executive’s base salary and whether the executive should receive an annual incentive award. The Compensation Committee reviewed (1) the executive pay recommendations made by the Chief Executive Officer with respect to other officers; (2) senior management’s talent and organizational assessment of Intuit’s officers and (3) other quantitative and qualitative factors, including the scope of the executive’s responsibilities, performance, and anticipated impact or contribution to Intuit’s success and growth as well as Intuit’s recent financial performance and market competitiveness. When assessing whether an executive should receive a stock option grant and the size of the grant, the Compensation Committee considered the above factors as well as retention considerations. In keeping with Intuit’s pay-for-performance and performance management compensation philosophy, not all executives received a salary increase or a stock option grant in the fiscal 2005 review cycle.

In consultation with the Chief Executive Officer, the Compensation Committee reviewed and approved compensation decisions for the fiscal 2005 review cycle for all officers other than Chief Executive Officer. The Compensation Committee approved the compensation for the Chief Executive Officer after consultation with the Board of Directors. Please see below for the compensation decisions the Compensation Committee made for Steve Bennett, Intuit’s Chief Executive Officer, for the fiscal 2005 review cycle.

Intuit Performance and CEO Compensation

Mr. Bennett has served as President and Chief Executive Officer since January 2000. As described above, in fiscal 2005 as in fiscal 2004, the Compensation Committee engaged its outside compensation consultant to provide a market analysis of Mr. Bennett’s compensation and to assist the Compensation Committee in its review and assessment of Mr. Bennett’s performance and compensation for the fiscal 2005 annual pay-for-performance review cycle.

The Compensation Committee considered many factors, including the comparative market analysis described above, in its assessment of whether Mr. Bennett’s base salary should be increased, the amount of Mr. Bennett’s annual incentive award for fiscal 2005 and the amount and type of equity compensation awards Mr. Bennett should be awarded. In conducting this assessment, the Compensation Committee considered the accomplishment of annual and longer term financial and strategic goals by Intuit and its major business units. Under Mr. Bennett’s leadership, Intuit has achieved:

Excellent Financial Performance

•	Fiscal 2005 Performance

•	Revenue increased 13% from fiscal 2004

•	Non-GAAP* operating income increased 22% over fiscal 2004

•	Non-GAAP* earnings per share increased 25% over fiscal 2004

•	Five Year: Year-Over-Year Performance

•	Average annual revenue growth of 16%

•	Average annual Non-GAAP* operating income growth of 27%

•	Average annual Non-GAAP* earnings per share growth of 24%

*	For a quantitative reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see Appendix 1 to this Proxy Statement.

A Stronger Leadership Team

•	Continued strengthening of Intuit’s leadership team by recruiting, promoting and developing key executives

•	Continued improvement in leadership development

•	Named one of Fortune 100 Best Companies to Work For for the fourth consecutive year and received national and local employer of choice recognition

Operational Excellence — Effective Execution

•	Outstanding execution against one-year operating and longer term strategic plans

•	Continued to strengthen controllership, internal audit and governance initiatives

•	Made significant improvements in business infrastructure

•	Continued progress on customer satisfaction metrics

•	Increased focus on long-term product development initiatives

In addition to these Intuit specific accomplishments, the Compensation Committee reviewed Mr. Bennett’s continued and future potential contributions to Intuit’s success and growth and his total annual and long-term incentive compensation. Based on the foregoing, the Compensation Committee arrived at the following compensation for Mr. Bennett — See the “Summary Compensation Table” on page 20:

•	His base salary was increased from $990,000 to $1,100,000 for fiscal 2006, the first raise he has received in two years;

•	He was awarded a $2,772,000 annual incentive bonus consistent with the criteria established by the Compensation Committee for the annual incentive bonus under Intuit’s stockholder approved Senior Executive Incentive Plan;

•	A $150,000 contribution to Intuit’s Executive Deferred Compensation Plan was approved as a retirement contribution on his behalf for fiscal 2005, pursuant to his employment agreement; and

•	He was granted two stock incentive awards on July 29, 2005:

•	A performance based restricted stock unit for 50,000 shares, which vests three years after the date of grant if certain performance criteria based on growth of Intuit’s net revenue and operating income for fiscal 2006 are met. If the performance criteria are not met, the award terminates.

•	An option to purchase 100,000 shares at their fair market value on the date of grant with 50% of the shares vesting two years after the date of grant and the remaining 50% of the shares vesting three years after the date of grant.

•	The vesting dates for these awards were coordinated with the vesting schedules of awards previously granted to him in earlier fiscal years to provide him with continued performance and retention incentives.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to those executives whose compensation is detailed in the Summary Compensation Table (see page 20) is not tax deductible to Intuit unless certain requirements are met. Although not required by law to do so, Intuit has taken steps so that most executive compensation is deductible. Certain income received by the Chief Executive Officer in fiscal 2005 when he vested in part of two restricted stock grants that he received when he was hired in January 2000 are not deductible by Intuit under Section 162(m).

Intuit does not expect that the deductibility of compensation to officers other than the Chief Executive Officer in fiscal 2006 will be affected by the limitations of Section 162(m). Intuit expects that the only significant amount of non-deductible compensation paid to the Chief Executive Officer in fiscal 2006 will be the $100,000 of his base salary in excess of $1,000,000 and the amount attributable to the vesting of 7,500 shares of his new hire restricted stock award. However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Intuit may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Stock Compensation and Executive Officer Share Ownership

Stock options are a critical component of Intuit’s efforts to attract and retain executive officers and other employees. Generally, Intuit limits its option grants to new-hire, performance review and retention grants. Intuit grants options to provide a long-term incentive for the employee to remain with Intuit. Options provide value only if Intuit’s stock price increases (which benefits all stockholders), and only if the employee remains with Intuit until his or her options vest. Intuit’s standard practice is to grant options that vest over a three-year period.

Intuit is sensitive to the concerns of its stockholders regarding the dilutive impact of stock options. Accordingly, Intuit has designed its option grant practices to reflect an appropriate balance between stockholders’ dilution concerns and Intuit’s need to remain competitive by recruiting and retaining high-performing employees. Both of Intuit’s equity compensation plans have been approved by stockholders. Over the last four fiscal years:

•	Intuit has significantly reduced the number of shares it grants each year as equity awards;

•	Intuit has substantially reduced the number of shares it has available to grant each year; and

•	Intuit has reduced the overall dilution of its equity compensation plans.

Intuit implemented its mandatory share ownership program for directors and senior and executive vice presidents in 2003. The first phase of this program requires Senior Vice Presidents and members of the Board of Directors to hold a minimum of 3,000 shares each and the Chief Executive Officer to hold a minimum of 100,000 shares, in each case by the later of May 2006 or three years after the date the individual is appointed to a position subject to the share ownership program.

Studies have shown that key officers who own shares positively influence stockholder return over time. Intuit’s executive officers are increasing the number of shares of Intuit stock that they hold. To encourage officers subject to the mandatory ownership requirements to purchase and hold Intuit shares, Intuit launched a matching award program. For each two shares an executive subject to the ownership requirements purchases during the three year compliance period, Intuit will grant the executive a restricted stock unit for one share under the Plan, up to a maximum of 1,500 shares. These matching awards vest as to 100% of the shares subject to the award four years after the award date, or on the officer’s death or disability and on a pro-rata basis upon certain terminations of employment.

Conclusion — Our Commitment...

We strive to ensure that Intuit’s compensation programs are fiscally responsible, market responsive and performance based. To this end, the Compensation Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2005, including annual base salary, target bonus and equity compensation.

We are dedicated to Intuit’s Corporate Governance Principles. These principles are posted on Intuit’s website at http://web.intuit.com/about  intuit/investors/corporate  gov/downloads/principles.pdf

Guided by these principles we continuously review and monitor senior management’s compensation, as well as their development, to produce the greatest value for the Company’s three stakeholders — employees, customers and stockholders.

Members of the Compensation and Organizational Development Committee

Christopher W. Brody

Michael R. Hallman

EXECUTIVE COMPENSATION

The following table shows compensation earned during fiscal 2003, 2004 and 2005 by Intuit’s Chief Executive Officer and Intuit’s other four most highly compensated executive officers for fiscal 2005. We call these individuals our “Named Officers.” The information in the table includes salaries, bonuses, stock options and restricted stock awards and other additional forms of compensation. For information about employment contracts, termination of employment and change-of-control arrangements between Intuit and the Named Officers, see “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” on page 23.

Summary Compensation Table

						Long-Term
	Annual Compensation					Compensation Awards

								Securities
				Other Annual		Restricted		Underlying	All Other
Name and	Fiscal	Salary	Bonus	Compensation		Stock Award(s)		Options	Compensation
Principal Position	Year	($)	($)	($)		($)		(#)	($)

Stephen M. Bennett	2005	990,000	2,772,000	451,664	(1)	2,400,000	(2)	100,000	9,450	(3)
President and CEO	2004	990,000	2,560,000	401,664	(1)	936,000	(2)	225,000	2,500	(3)
	2003	990,000	2,950,000	401,664	(1)	17,964,750		225,000	2,500	(3)
Robert B. Henske	2005	527,692	475,000	368,606	(5)	—		60,000	4,725	(3)
Senior Vice President and	2004	487,500	380,000	350,000	(5)	—		70,000	2,500	(3)
General Manager, Consumer	2003	277,084	400,000	—		60,825	(6)	400,000	2,500	(3)
Tax Group(4)
Scott D. Cook	2005	499,039	400,000	—		—		—	—
Chairman of the	2004	475,000	400,000	—		—		—	—
Executive Committee	2003	450,000	400,000	—		—		—	—
Richard W. Ihrie	2005	492,019	400,000	—		14,338	(6)	40,000	7,875	(3)
Senior Vice President and	2004	375,673	320,000	—		15,178	(6)	60,000	2,500	(3)
Chief Technology Officer	2003	350,000	400,000	—		9,501	(6)	87,500	4,106	(7)
Brad D. Smith	2005	399,712	485,000	262,141	(9)	22,182	(6)	160,000	9,450	(3)
Senior Vice President and	2004	310,385	190,000	654,896	(10)	4,397	(6)	70,000	—
General Manager,	2003	138,462	50,000	209,168	(11)	—		40,000	—
QuickBooks(8)

(1)	Includes annual contributions by Intuit to Mr. Bennett’s deferred compensation account of $150,000 in 2005 and $100,000 in each of 2004 and 2003, and $296,187 of imputed interest on Mr. Bennett’s $4,375,000 mortgage loan from Intuit that would have been payable in each of fiscal 2005, 2004, and 2003 had the loan not been interest free. See “Related Transactions and Certain Relationships” on page 24 for additional disclosure on this loan.
(2)	For fiscal 2005, represents the value on the grant date of a 50,000-share restricted stock unit award pursuant to a stock bonus granted to Mr. Bennett on July 29, 2005. This award vests as to all shares on July 29, 2008, if certain specified performance goals are met and Mr. Bennett is continuously employed by Intuit through that date. Only vested shares will be issued under this award. For fiscal 2004, represents the value on July 29, 2005 of a 25,000-share restricted stock unit award pursuant to a stock bonus granted to Mr. Bennett on July 31, 2004. This award vests as to all shares on July 31, 2007, if Mr. Bennett is continuously employed by Intuit through that date. Only vested shares will be issued under this award. In the event Intuit declares dividends prior to the date when such restricted stock units vest, Mr. Bennett will be issued consideration in an amount equivalent to such declared dividends at the time the shares underlying such restricted stock unit awards, once vested, are issued to him. As of July 31, 2005, the value of Mr. Bennett’s aggregate restricted stock holdings was $21,300,150.
(3)	Represents matching contributions under Intuit’s 401(k) retirement plan.
(4)	Mr. Henske joined Intuit in the second quarter of fiscal 2003.
(5)	Represents a contribution by Intuit to Mr. Henske’s deferred compensation account for fiscal 2004. The amount for fiscal 2005 represents a $350,000 contribution to Mr. Henske’s deferred compensation account and $18,606 in aggregate grossed up monthly bonuses in June and July 2005 related to living expenses in San Diego pursuant to his employment agreement.

(6)	For fiscal 2005, represents the value of matching restricted stock unit awards for 325 shares for Mr. Ihrie, and 501 shares for Mr. Smith in accordance with Intuit’s executive stock ownership and matching unit program, as described under “Compensation Committee Report — Stock Compensation and Executive Officer Share Ownership” on page 19 above. For fiscal 2004, represents the value of matching restricted stock unit awards for 358 shares for Mr. Ihrie, and 109 shares for Mr. Smith in accordance with the matching unit program. For fiscal 2003, represents the value of matching restricted stock unit awards for 1,500 shares for Mr. Henske and 207 shares for Mr. Ihrie in accordance with the matching unit program The matching units automatically vest four years after the grant date and shares will be issued on the vesting date unless the holder defers issuance of the shares in a manner that satisfies Section 409A of the Internal Revenue Code of 1986 and related regulations. The value of the matching units is equal to the number of shares subject to the award multiplied by the closing stock prices on the date of the awards. The matching units do not have voting or dividend rights. As of July 31, 2005, the value of Mr. Henske’s aggregate restricted stock holdings was $60,825, the value of Mr. Ihrie’s aggregate restricted stock holdings was $39,017 and the value of Mr. Smith’s aggregate restricted stock holdings was $26,579.
(7)	Represents a $2,500 matching contribution under Intuit’s 401(k) retirement plan and a $1,606 employee referral bonus.
(8)	Mr. Smith joined Intuit in the third quarter of fiscal 2003 and relocated from New Jersey to Texas at Intuit’s request. In fiscal 2004, Mr. Smith relocated, also at Intuit’s request, from Texas to Southern California. Late in fiscal 2005, Intuit asked Mr. Smith to relocate to Northern California.
(9)	Represents a contribution by Intuit to Mr. Smith’s deferred compensation account of $100,000 and represents relocation expenses of $162,141 that are consistent with the terms of Intuit’s relocation policy for senior executives. These expenses include cost of temporary housing, storage, household moving expenses, relocation-related travel and the tax gross-up of such relocation-related items.

(10)	Represents amounts paid to Mr. Smith in connection with his relocation to California from Texas to reimburse him for the loss on the sale of his home in Texas, the closing costs associated with the sale and the tax gross-up on such benefits.
(11)	Represents relocation expenses of $98,642 and a payment of $70,000, plus the tax gross-up on that sum, made to Mr. Smith to reimburse him for certain benefits repaid to a prior employer when Mr. Smith joined Intuit.

Option Grants in Last Fiscal Year

The following table shows information about stock option grants to the Named Officers during fiscal 2005. These options are included in the “Summary Compensation Table” on page 20. We granted all of these options under our 2005 Equity Incentive Plan at exercise prices equal to the fair market value of our common stock on the grant dates. The options expire seven years from their date of grant. They will terminate earlier if the holder terminates employment. SEC rules require us to show hypothetical gains that the Named Officers would have for these options at the end of their terms. We calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term as required by SEC rules. These rates of stock price appreciation are not Intuit’s estimate or projection of future stock prices.

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Shares	% of Total			Price Appreciation for
	Underlying	Options Granted	Exercise		Option Term
	Options	To Employees	Price	Expiration
Name	Granted(#)(1)	in Fiscal 2005	($/Sh)	Date	5%	10%

Stephen M. Bennett	100,000	1.7270%	$48.00	7/28/2012	$1,954,082	$4,553,842
Robert B. Henske	60,000	1.0362	48.00	7/28/2012	1,172,449	2,732,305
Scott D. Cook	—	—	—	—	—	—
Richard W. Ihrie	40,000	0.6908	48.00	7/28/2012	781,633	1,821,537
Brad D. Smith	100,000	1.7270	44.66	6/9/2012	1,818110	4,236,971
	60,000	1.0362	48.00	7/28/2012	1,172,449	2,732,305

(1)	Of the shares subject to these options, one-third will vest on the first anniversary of the grant date. The remaining shares vest in 24 equal monthly installments, such that the option is fully vested three years after the grant date.

Option Exercises in Last Fiscal Year

The following table shows information about the value realized on option exercises for each of the Named Officers during fiscal 2005 and the value of their unexercised options at the end of fiscal 2005. None of our Named Officers exercised stock options in fiscal 2005. Value at fiscal year end is measured as the difference between the exercise price and $48.00, which was the fair market value of Intuit common stock on July 29, 2005, the last trading day of fiscal 2005.

Aggregated Option Exercises in Fiscal 2005 and July 31, 2005 Option Values

			Number of Shares
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			Fiscal Year-End(#)		Fiscal Year-End($)
	Shares Acquired	Value
Name	On Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen M. Bennett	—	—	1,912,492	262,508	$10,653,442	$1,630,078
Robert B. Henske	—	—	364,162	165,838	394,660	237,340
Scott D. Cook	—	—	850,500	—	30,550,969	—
Richard W. Ihrie	—	—	275,846	98,754	1,638,054	525,598
Brad D. Smith	—	—	61,385	208,615	407,047	725,253

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have entered into the following employment contracts, termination of employment and change-in-control arrangements with our Named Officers:

Stephen M. Bennett

On July 30, 2003, we amended and restated Mr. Bennett’s original January 2000 employment contract. Under this agreement, Mr. Bennett’s base salary will be no lower than $990,000. Mr. Bennett is eligible for an annual performance bonus under our Senior Executive Incentive Plan (“SEIP”). He is paid a bonus only if he attains performance goals established by the Compensation and Organizational Development Committee. The SEIP is designed to meet the performance based compensation requirements under Section 162(m) of the Internal Revenue Code so that we may fully deduct Mr. Bennett’s bonuses. We also agreed to make an employer contribution to Mr. Bennett’s Executive Deferred Compensation Plan account for each year beginning with fiscal 2004 and ending with fiscal 2008. This fully vested contribution will be a minimum of $50,000, and we may increase the contribution based on his performance to up to $200,000. Mr. Bennett’s loan from Intuit remains unchanged under this agreement. See “Related Transactions and Certain Relationships” beginning on page 24.

Mr. Bennett can terminate the employment agreement at any time upon written notice to the Board of Directors. Intuit may terminate Mr. Bennett’s employment upon the written recommendation of two-thirds of the Board of Directors. Under the circumstances described below, Mr. Bennett is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.

If Intuit terminates Mr. Bennett other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Bennett terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Bennett is entitled to (1) severance pay equal to six months of his then-current salary, (2) accelerated vesting of the 800,000-share stock option that was granted to him when he joined Intuit in January 2000 in an amount equal to the number of shares that would have vested over the next 12 months, and (3) vesting of a pro rata portion of the shares issuable under a restricted stock unit award for 425,000 shares that was granted in 2003, based on the portion of time he has provided services over the full five year vesting period.

If Mr. Bennett’s termination occurs within two months before or 12 months after any change of control of Intuit, he will be entitled to (1) 12 months of his then-current salary, (2) his full target bonus for the year of termination, (3) accelerated vesting of all remaining unvested new hire restricted stock awarded to him in January 2000, (4) accelerated vesting of the new hire options granted to him in January 2000 that would have vested over the next 24 successive months, and (5) full vesting of the 425,000-share restricted stock unit award that was granted to him in 2003.

The Compensation Committee approved the grant on July 29, 2005 of a 50,000 share restricted stock unit (“RSU”) to Mr. Bennett under the 2005 Equity Incentive Plan. Vesting of the RSU is subject to the achievement of performance goals established by the Compensation Committee for fiscal 2006, which include targets based upon both Intuit’s net revenue and operating income for fiscal 2006. If the performance goals for fiscal 2006 are achieved, the RSU will vest on July 29, 2008. If the performance goals for fiscal 2006 are not achieved, the RSU will terminate without vesting. We will only issue vested shares to Mr. Bennett under this RSU award. In the event of Mr. Bennett’s “Involuntary Termination” or “Termination without Cause” (as defined in his Employment Agreement), the RSU will automatically vest as to a percentage of the total number of shares subject to the RSU equal to his number of full months of service from the date of grant to the date of termination of his employment divided by thirty-six months. In the event of Mr. Bennett’s “Termination Following a Change in Control” (as defined in his Employment Agreement), the RSU will automatically vest as to 100% of the total number of shares subject to the RSU.

Robert B. Henske

On May 15, 2005, Intuit entered into a new employment agreement with Robert B. Henske. This agreement was subsequently amended on September 6, 2005. Under this agreement, as amended, Mr. Henske’s base salary will be no lower than $560,000 and he is eligible for an annual performance bonus, with a target of 75% of his base salary. Intuit also agreed to make a fully vested employer contribution to Mr. Henske’s Executive Deferred Compensation Plan account in the amount of $350,000 for 2006, so long as Mr. Henske remains employed by Intuit on January 3 of that year.

If Intuit terminates Mr. Henske’s employment other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), or Mr. Henske terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), or if within one year after any change of control of Intuit, Mr. Henske is not a Section 16 officer of the surviving entity or acquirer or his employment ends for reasons other than cause or his resignation, then in each case, Mr. Henske will be entitled to the following separation benefits if he signs a release and waiver of claims: (1) a single lump sum severance payment equal to 18 months of his then current salary, (2) one and one-half times his target bonus for the then current fiscal year and (3) accelerated vesting of his 400,000-share new hire option equal to the number of shares that would have vested over the next 18 successive months.

Richard W. Ihrie

On October 12, 2000, we entered into an employment agreement with Mr. Ihrie to join Intuit on November 27, 2000 as Senior Vice President and Chief Technology Officer. Under this agreement, Mr. Ihrie’s original salary was $300,000 per year. His salary has subsequently been increased to $500,000 per year. Under this agreement, Mr. Ihrie received a one-time bonus of $200,000 in January 2001, reimbursement for relocation expenses and an option grant for 100,000 shares. If Intuit terminates Mr. Ihrie other than for “Cause” (which includes gross negligence, willful misconduct or willful misconduct that materially affects his work), Mr. Ihrie is entitled to severance pay equal to six months of his then-current salary and accelerated vesting of his new hire options equal to the number of shares that would have vested in the next six months.

This agreement also provided for a loan of $1,800,000 for relocation-related purposes. See “Related Transactions and Certain Relationships” below.

Brad D. Smith

On May 10, 2005, Intuit entered into a new employment agreement with Mr. Smith, which was subsequently amended on September 6, 2005. Under the terms of this agreement as amended, Mr. Smith’s base salary will be no lower than $500,000, and he is eligible to receive an annual performance bonus with a target of 75% of his base salary. Pursuant to this agreement, Mr. Smith was granted a stock option for 100,000 shares that vests over three years.

Additionally, Mr. Smith received relocation assistance pursuant to Intuit’s standard executive relocation policy, plus one additional month’s salary and benefits in order is assist him in his relocation pursuant to his promotion to Senior Vice President/ General Manager of QuickBooks. In the event Mr. Smith resigns prior to May 5, 2006, he will be required to reimburse Intuit for a prorated amount of all relocation benefits.

RELATED TRANSACTIONS AND CERTAIN RELATIONSHIPS

We have described below certain transactions and relationships between Intuit and an executive officer, director or 5% stockholder or their immediate family members that have been entered into since the beginning of fiscal 2005 or that involved indebtedness to or payments from Intuit during fiscal 2005. For information about compensation paid in connection with employment or Board service for Named Officers and directors, see “Executive Compensation” beginning on page 20, and “Director Compensation” beginning on page 10.

In the past, we have approved loans for executive officers, most often for recruiting purposes in connection with their relocation and purchase of a residence near their place of work. These loans have generally been provided when the executive relocated to a higher-cost housing market, such as the San Francisco Bay area. All of the mortgages to the executive officers are secured by the homes they purchase. The Sarbanes-Oxley

Act of 2002 prohibits us from making future loans to executive officers and from materially amending outstanding loans to executive officers.

Pursuant to Stephen M. Bennett’s January 24, 2000 employment agreement, Intuit provided Mr. Bennett, Intuit’s President and Chief Executive Officer, with a $4,375,000 relocation loan on February 17, 2000 to purchase a home close to Intuit’s corporate offices. The note is interest free for so long as Mr. Bennett is providing services to Intuit. The entire loan balance becomes due and payable 90 days following Mr. Bennett’s resignation or termination for cause, or two years following Mr. Bennett’s termination for any other reason, but in no event later than February 17, 2010. As of October 1, 2005, the outstanding principal balance on this loan was $4,375,000, which is the most principal Mr. Bennett owed under the loan since the beginning of fiscal 2005.

In February 2005, Mr. Bennett paid Intuit $1,095,936 in full satisfaction of a $1,066,400 full recourse promissory note. Intuit had loaned Mr. Bennett this amount to cover his tax liability due to the vesting of a total of 75,000 shares under restricted stock awards made to him in January 2000. This full recourse note was secured by the 75,000 shares of Intuit stock. Interest was due each February and accrued at the rate of 2.72% per annum, compounded semiannually. The entire loan balance became due and payable in February 2005. The largest aggregate amount of indebtedness outstanding during fiscal 2005 under this note was $1,095,936.

On February 25, 2005, Intuit repurchased from Mr. Bennett 15,945 of the 37,500 shares that vested pursuant to his January 2000 restricted stock awards to enable Mr. Bennett to satisfy his federal and state tax withholding obligations resulting from the vesting of the shares. Intuit repurchased the shares at $41.81 per share, the closing price of Intuit’s stock on Nasdaq on February 25, 2005, for an aggregate amount of $666,660, all of which was remitted to taxing authorities.

Pursuant to an employment agreement dated July 31, 2001, Intuit agreed to provide Lorrie Norrington, a former executive officer of Intuit, a $5,000,000 relocation loan to purchase a home close to Intuit’s corporate offices. In March 2002, the Compensation and Organizational Development Committee approved a $500,000 increase to the loan amount. Intuit funded the entire $5,500,000 loan in June 2002. Under Ms. Norrington’s employment agreement, the original $5,000,000 principal amount of the loan is interest free through June 2006. Thereafter, annual interest accrues and is payable at 5.77% per year. With respect to the remaining $500,000, interest accrued at a rate of 5.77% per year, and interest payments were due on each September 30, beginning in 2002. Ms. Norrington’s employment terminated in January 2005, and in accordance with her employment agreement and the Separation Terms and Release Agreement dated January 7, 2005, the entire loan balance will become due and payable four years from the date of her termination and remains interest-free as to $5,000,000 of the principal amount until the fourth anniversary of the loan funding. The most principal Ms. Norrington owed under the loan since the beginning of fiscal 2005 was $5,500,000. As of October 1, 2005, the outstanding principal balance on this loan was $5,000,000, which reflects the repayment of $500,000 in principal in May 2005.

In October 2000, the Compensation and Organizational Development Committee approved a loan to Richard W. Ihrie, Intuit’s Senior Vice President and Chief Technology Officer, in connection with his purchase of a home close to Intuit’s corporate offices. The principal amount of the loan was $1,800,000 and the interest rate is 4.09% per year. Annual interest payments are due on August 1. In accordance with Mr. Ihrie’s offer letter, Intuit forgave the first interest payment of $78,156 that otherwise would have been due on August 1, 2001. The entire loan balance becomes due and payable 10 days following Mr. Ihrie’s termination for any reason other than death or permanent disability (in which event Mr. Ihrie would have 180 days to repay the loan), but in no event later than November 24, 2010. As of October 1, 2005, the outstanding principal balance on this loan was $1,630,000, which was the most principal Mr. Ihrie owed under the loan since the beginning of fiscal 2005.

During fiscal 2005 Intuit’s Audit Committee approved the following transactions:

•	Engagement of the law firm Wilson Sonsini Goodrich & Rosati (“WSGR”) for legal services. In fiscal 2005, Intuit paid WSGR approximately $80,000 for legal services rendered. The spouse of Laura Fennell, Vice President and General Counsel of Intuit, is a partner at WSGR. Neither

Ms. Fennell nor her spouse participated in the vendor selection process or the fee agreement negotiations. Intuit’s Audit Committee approved additional spending with WSGR for fiscal 2006.

•	Purchases from Informative, Inc. (“Informative”) in the amount of $431,000 for software and services related to customer surveys. The brother-in-law of Scott Cook, a director of Intuit and the Chairman of Intuit’s Executive Committee, is Chairman and Senior Vice President of Informative. Mr. Cook participated in neither the vendor selection process nor the contract negotiations. Intuit’s Audit Committee approved additional spending with Informative for fiscal 2006.

•	A contribution of $833,000 to a donor advised fund directed by William V. Campbell, the Chairman of the Board of Intuit. This contribution was made by The Intuit Foundation, a California nonprofit corporation wholly-owned by Intuit. Mr. Campbell has authority to direct the distribution of these funds to charitable organizations.

Intuit is a large business organization, and we engage in thousands of purchase, sale and other transactions annually. We have various types of business arrangements with corporations and other organizations in which an Intuit director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship. We enter into these arrangements in the ordinary course of our business, and they typically involve Intuit receiving or providing goods or services on a non-exclusive basis and at arms-length negotiated rates or in accordance with regulated price schedules.

REPORT OF THE AUDIT COMMITTEE

We, the members of the Audit Committee, assist the Board of Directors in its oversight of Intuit’s financial accounting, reporting and controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent registered public accounting firm. We operate under a written charter that both the Board and we have approved. A copy of the charter is available on Intuit’s website and was included in Intuit’s 2004 proxy statement filed on October 22, 2004.

Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting the accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting. Intuit’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements to generally accepted accounting principles, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of Intuit’s internal control over financial reporting based on their audit. The Audit Committee oversees the processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting.

We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2005 and management’s assessment of internal control over financial reporting. We also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards 61, “Communication with Audit Committees,” as amended. We received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Ernst & Young the firm’s independence.

Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board of Directors that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2005. We also selected Ernst & Young LLP as our independent registered public accounting firm for fiscal 2006.

AUDIT COMMITTEE MEMBERS

Christopher W. Brody
Donna L. Dubinsky
Michael R. Hallman
Dennis D. Powell, Chairman

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each of our directors stands for election on an annual basis. We do not have a classified or staggered Board. The Nominating and Governance Committee, consisting solely of independent directors as determined by the Board under applicable Nasdaq listing standards, recommended the nine current directors for nomination by our full Board. Based on that recommendation, our Board has nominated those directors for election at the Meeting.

Nominees

The following nine incumbent directors are nominated for re-election to the Board: Stephen M. Bennett, Christopher W. Brody, William V. Campbell, Scott D. Cook, L. John Doerr, Donna L. Dubinsky, Michael R. Hallman, Dennis D. Powell and Stratton D. Sclavos.

Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee resigns or is removed from the Board before then. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. Please see “Incumbent Directors” on page 5 of this proxy statement for information concerning each of our incumbent directors standing for re-election.

Directors will be elected by a plurality of the votes cast by the shares of common stock present (either in person or by proxy) at the Meeting. This means that the nine nominees with the most votes will be elected.

The Board recommends that you vote

FOR the election of each of the nominated directors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intuit’s Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ending July 31, 2006, and we are asking stockholders to ratify this selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

The Audit Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

It is the policy of the Audit Committee to pre-approve at the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit Committee authorizes specific projects within categories of services, subject to a budget for each category. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent auditor and management report to the Audit Committee actual fees versus the budget periodically throughout the fiscal year.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2005 and 2004:

	Fiscal	Fiscal
Fee Category	2005	2004

Audit Fees	$2,575,000	$1,296,000
Audit-Related Fees	350,000	0
Tax Fees	5,000	950,000
All Other Fees	0	0

Total All Fees	$2,930,000	$2,246,000

Audit Fees

Consists of fees billed for professional services rendered for the audit of our financial statements, review of the interim financial statements included in quarterly reports, and in connection with statutory and regulatory filings or engagements. For fiscal 2005, a portion of the audit fees were related to statutory audits for fiscal 2004 and prior years. Our audit fees increased substantially in large part because fiscal 2005 was the first year in which Ernst & Young conducted an audit of management’s assessment of internal control over financial reporting.

Audit-Related Fees

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” For fiscal 2005, these fees represent the amount paid by Intuit in connection with an audit of Intuit’s Information Technology Solutions (ITS) business. In the fourth quarter of fiscal 2005, Intuit’s Board of Directors approved a plan to sell the ITS business.

Tax Fees

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various tax returns, services rendered in connection with acquisitions and advice on other tax-related matters. For fiscal 2005, these tax fees related to tax compliance advice for a foreign subsidiary.

All Other Fees

Consists of other fees not reported in the above categories. Intuit paid no other fees to Ernst & Young in fiscal 2005 or fiscal 2004.

For more information about Ernst & Young, please see the Report of the Audit Committee on page 27.

Proposal No. 2 must be approved by a majority of the votes cast on the proposal, including abstentions but excluding broker non-votes. If the selection of Ernst & Young is not ratified, the board will consider whether it should select another independent registered public accounting firm.

The Board recommends that you vote FOR

the ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN

General

In October 2004, we asked our stockholders to approve the 2005 Equity Incentive Plan (the “Plan”), which we designed to reflect our commitment to having best practices in both compensation and corporate governance. At that time, we committed to submitting the Plan to our stockholders for re-approval on an annual basis. Annual approval gives our stockholders the opportunity to consider and review our equity compensation program each year and to vote on continuation of the plan. The approval in 2004 covered the Plan to December 2006. We are now asking for our first annual re-approval, which will extend the Plan to December 2007.

We are asking our stockholders to approve an amendment to the Plan to (1) extend the term of the plan by an additional year, through December 9, 2007; (2) provide for the addition of 6,500,000 shares to cover awards under the Plan through its amended term; and (3) amend the existing 2,000,000-share cap on equity awards that can be granted at below fair market value (for example, restricted stock or restricted stock units) to allow that up to 50% of the equity awards granted under the Plan each fiscal year can be below fair market value awards.

We believe that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a company. As described in the Compensation Committee Report beginning on page 16, equity compensation is also a very effective retention tool that encourages and rewards employee performance that aligns with stockholders’ interests.

Approval of the amendment to the Plan enables Intuit to achieve the following objectives:

1.	The continued ability of Intuit to offer stock-based incentive compensation to Intuit’s eligible employees and non-employee directors, while maintaining net annual dilution at less than 3% of total shares outstanding. We are requesting approval of 6,500,000 additional shares for the Plan. The additional shares we are requesting should meet our annual needs, but not result in a share “burn rate” in excess of 3%. We are continually improving our use of stock options to carefully manage this increasingly limited resource while providing for both grants to new hires and retention grants for current employees.

2.	Furthering compensation and governance best practices through continuing use of the Plan. The Plan prohibits stock option repricing and does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under an equity plan). In order to continue these best practices, we are requesting the term of the Plan be extended by one year, resulting in the ability to continue granting awards under the Plan through 2007.

3.	The ability to use various equity vehicles, including restricted stock or restricted stock units, provides competitive advantage. The Plan currently allows us to grant a limited number of below fair market value awards such as restricted stock and stock unit awards. To date we have granted restricted stock and restricted stock units only to our CEO and senior executives. In fiscal 2005, we granted our CEO restricted stock units that will vest only if performance goals are achieved. This amendment would expand the amount of below fair market value awards that could be granted beyond the existing 2,000,000-share limit, which provides Intuit with flexibility to modify our equity compensation from predominantly stock options to other types of awards, should that become appropriate in light of stock option expensing and our competitors’ equity compensation practices.

Background on Stock Compensation at Intuit

We believe that employee stock ownership is a significant contributing factor in achieving superior financial performance. Historically, Intuit has granted stock options to the vast majority of its newly hired employees and to its non-employee directors, and this has been a vital component of Intuit’s overall compensation philosophy. Recognizing that stock-based compensation is a valuable and limited resource, Intuit has actively managed its use of stock-based compensation. To that end and consistent with our general pay-for-performance compensation philosophy, only our highest rated employees receive annual stock option grants.

We believe that stock options and other forms of equity compensation align employees’ interests directly with those of other stockholders, as they reward employees only upon improved stock price performance because an increase in stock price after the date of award is necessary for employees to realize greater value. Without stock-based compensation, Intuit would be at a disadvantage against competitor companies to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to the future success of the company.

Intuit is aggressively managing its stock-based incentive compensation. We are committed to keeping our annual burn rate to less than 3% of shares outstanding at the end of the fiscal year. We define “burn rate” as the number of grants issued under the Plan, net of forfeitures of awards issued under the Plan. Over the last three fiscal years, our net annual dilution from stock options has averaged under 3%. We also actively manage our total overhang.

We strongly believe that our stock-based incentive programs and emphasis on employee stock ownership have been integral to our success in the past and will continue to be important to our ability to achieve consistently superior performance in the years ahead. Therefore, we consider approval of the amendment to the Plan vital to Intuit’s continued success.

Purpose of the Plan

The Plan as proposed to be amended will allow Intuit, under the direction of the Compensation and Organizational Development Committee (the “Compensation Committee”), to make broad-based grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights and stock bonus awards to employees and non-employee directors. The purpose of these stock awards is to attract and retain talented employees and non-employee directors, further align their interests and those of our stockholders and continue to link employee compensation with Intuit’s performance.

Key Terms of the Plan

The following is a summary of the key provisions of the Plan, assuming that stockholders approve this Proposal No. 3. This summary does not purport to be a complete description of all the provisions of the Plan, and it is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan has been filed with the SEC with this proxy statement, and any stockholder who desires to obtain a copy of the Plan may do so by written request to the Company Secretary at Intuit’s headquarters in Mountain View, California.

Plan Term:	December 9, 2004 to December 9, 2007

Eligible Participants:	Employees of Intuit and its subsidiaries, non-employee directors of Intuit and its consultants are eligible to receive awards under the Plan. The Compensation Committee will determine which individuals will participate in the Plan. As of October 1, 2005, there were 857,527 shares available for grant under the Plan. From the adoption of the Plan through October 1, 2005, we granted 5,717,273 awards under the Plan. The number of awards received by each of our Named Officers is provided in the Summary Compensation Table on page 20. During this period, we granted 650,000 awards to Intuit’s then current executive officers as a group (13 people) and 5,067,273 awards to all non-employee directors and employees (other than the then current executive officers). The closing price of Intuit’s Common Stock on the NASDAQ Stock Market on September 30, 2005 was $44.81.

Shares Authorized:	13,000,000, subject to adjustment only to reflect stock splits and similar events

Award Types:	(1) Non-qualified and incentive stock options
(2) Restricted stock awards
(3) Restricted stock units
(4) Stock appreciation rights
(5) Stock bonus awards
Share Limit on Awards:	In any fiscal year, no more than 50% of the shares subject to equity awards granted in such fiscal year may have an exercise price or purchase price per share that is less than fair market value on the applicable date of grant.

162(m) Share Limits:	So that awards may qualify under Section 162(m) of the Internal Revenue Code, which permits performance-based compensation meeting the requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain senior executives, the Plan limits awards to individual participants as follows:
(1) No more than 3 million shares may be made subject to awards granted to an employee in the year of his or her hire; and
(2) No more than 2 million shares may be made subject to awards granted to an employee in any other year.
These limits are greater than the number of options that Intuit has granted to any individual in the past. We do not currently intend to significantly increase our equity awards to executive officers.

Vesting:	Determined by the Compensation Committee. Options generally vest over three years.

Award Terms:	Stock options and stock appreciation rights will have a term no longer than seven years. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards and stock bonus awards contingent upon continued employment with Intuit, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Repricing Prohibited:	Repricing, or reducing the exercise price of a stock option or stock appreciation right without stockholder approval is prohibited. The Plan also prohibits the repurchase of any outstanding “underwater” option (an option with an exercise price greater than the then-current fair market value of the stock).

Non-Employee Director Awards

The Plan provides for stock option grants to non-employee directors according to a non-discretionary formula, as described more fully under “Director Compensation” on page 10.

New Plan Benefits

Intuit’s executive officers and directors have an interest in approval of the Plan amendment because it relates to the issuance of equity awards for which executive officers and directors may be eligible. In the aggregate, 130,000 options will be granted automatically each year to our six non-employee directors pursuant to the Plan option grant formula for non-employee directors. The exercise prices of these options will be 100% of the fair market value of our stock on the date of grant.

Future awards under the Plan to executive officers and employees, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula, are discretionary and cannot be determined at this time.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be selected from one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total stockholder return and/or total stockholder return growth

•	Operating cash flow return on income

•	Economic value added

To the extent that an award under the Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Awards granted under the Plan are not transferable except by will or the laws of descent and distribution except that the Compensation Committee may consent to permit the transfer of a non-qualified stock option. The 2005 Plan specifically prohibits transfers by an individual for consideration.

Administration

The Compensation Committee will administer the Plan. The Compensation Committee will select the individuals who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Plan, establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Plan and establish, amend and rescind any rules relating to the Plan. The Compensation Committee may delegate to a committee of one or more Intuit officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers or directors.

Amendments

The Board may terminate, amend or suspend the Plan, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to amend the Plan in any manner that requires stockholder approval pursuant to the Internal Revenue Code or the regulations promulgated thereunder or pursuant to the Securities Exchange Act of 1934 or any rule promulgated thereunder or pursuant to Nasdaq rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of Intuit’s common stock, or any similar event affecting Intuit’s common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the Plan, the number and kind of shares subject to outstanding awards under the Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Intuit on outstanding awards granted under the Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

U.S. Tax Consequences

Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code or may be non-qualified stock options governed by Section 83 of the Internal Revenue Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the company. Intuit’s practice has been to grant non-qualified stock options. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. Intuit will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and Intuit will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Intuit may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock awards, stock bonus awards and restricted stock units are governed by Section 83 of the Internal Revenue Code. For restricted stock awards generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. For stock bonus awards and restricted stock units, the award becomes taxable when the shares are issued. Income tax is paid on the value of the stock or units when the shares are issued, and then at capital gain rates when the shares are sold.

As described above, awards granted under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code in order to preserve federal income tax deductions by Intuit with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of Intuit’s five most highly compensated executive officers. To so qualify, options and other awards must be granted under the Plan by a committee consisting solely of two or more “outside directors” (as defined under regulations) and satisfy the Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify as “performance-based compensation,” the issuance or vesting of the award, as the case may be, must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

The Plan has been drafted to in order to avoid the application of taxes, under Section 409A of the Internal Revenue Code, on any participants.

For a discussion of Intuit’s executive compensation philosophy, see the “Compensation Committee Report” beginning on page 16.

Proposal No. 3 must be approved by a majority of the votes cast on the proposal, including abstentions but excluding broker non-votes.

The Board of Directors recommends that you vote FOR the

amendment to the Intuit Inc. 2005 Equity Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of July 31, 2005, concerning securities authorized for issuance under all of Intuit’s equity compensation plans, excluding the additional shares we are proposing to add to the 2005 Equity Incentive Plan in Proposal No. 3:

	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available
	Issued Upon	Exercise	for Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options,	Options,	(Excluding Securities
	Warrants and	Warrants	Reflected in
Plan Category	Rights	And Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	31,048,219	$39.2007	2,525,336 (2)
Equity compensation plans not approved by security holders	1,209,304 (3)	39.3283	0

Total	32,257,523	39.2055	2,525,336

(1)	Intuit has assumed options held by employees of several companies that we acquired. Of these, options to purchase an aggregate of 50,757 shares at a weighted-average exercise price of $25.4928 per share were outstanding at July 31, 2005. These options are not included in the table.

(2)	Includes 1,313,190 shares available for issuance under our 2005 Equity Incentive Plan and 1,212,146 shares available for issuance under our Employee Stock Purchase Plan.

(3)	Reflects options outstanding which were granted under our 1998 Option Plan for Mergers and Acquisitions.

EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITY HOLDERS

1998 Option Plan for Mergers and Acquisitions

In November 1998, our Board adopted the 1998 Option Plan for Mergers and Acquisitions (the “1998 Plan”) to grant non-qualified stock options to individuals Intuit hires as a result of acquisitions of, or mergers with, other companies. The 1998 Plan terminated on December 9, 2004 when stockholders approved the 2005 Equity Incentive Plan. Options granted prior to that date remain outstanding pursuant to their original terms and conditions.

Shares Subject to the 1998 Plan. As of July 31, 2005, an aggregate of 1,209,304 shares remained issuable upon exercise of options granted under the 1998 Plan. If any option granted under the 1998 Plan expires or terminates for any reason without being exercised in full, the unexercised shares will not be available for grant by Intuit. All outstanding options are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in the 1998 Plan.

Other Plan Terms. Options under the 1998 Plan could only be granted to employees, officers, consultants, independent contractors and advisors of Intuit or any parent, subsidiary or affiliate of Intuit hired as a result of a merger or acquisition and within 18 months following the completion of that acquisition or merger. If Intuit were acquired and the acquiring corporation did not assume or replace the awards granted under the 1998 Plan, or if Intuit were to liquidate or dissolve, all outstanding awards would become fully vested at such time and on such conditions as the Board determined, and the awards would expire at the closing of the transaction or at the time of dissolution or liquidation. If Intuit were acquired and the acquiring company assumed the outstanding options under the 1998 Plan, options granted on or after May 31, 2002 would accelerate as to 12 months of vesting if the optionee were terminated within one year following the acquisition.

APPENDIX 1

INTUIT INC.

Supplemental Information for the Compensation Committee Report of the
Proxy Statement for the 2005 Annual Meeting of Stockholders

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO MOST DIRECTLY COMPARABLE GAAP MEASURES

	NON-GAAP	ADJUSTMENTS		GAAP
(Dollars in thousands, except per share amounts; unaudited)
Fiscal 2000
Revenue	$981,718	$—		$981,718
Operating income	$170,937	$(158,523	) (a)	$12,414
Operating margin	17.4%	-16.1	% (a)	1.3%
Net income	$144,958	$160,703	(b)	$305,661
Diluted net income per share	$0.69	$0.76	(b)	$1.45
Fiscal 2001
Revenue	$1,096,062	$—		$1,096,062
Operating income (loss)	$181,635	$(262,993	) (c)	$(81,358)
Operating margin	16.6%	-24.0	% (c)	-7.4%
Net income (loss)	$157,890	$(240,683	) (d)	$(82,793)
Diluted net income (loss) per share	$0.73	$(1.13	) (d)	$(0.40)
Fiscal 2002
Revenue	$1,310,325	$—		$1,310,325
Operating income	$273,520	$(222,818	) (e)	$50,702
Operating margin	20.9%	-17.0	% (e)	3.9%
Net income	$201,534	$(61,374	) (f)	$140,160
Diluted net income per share	$0.92	$(0.28	) (f)	$0.64
Fiscal 2003
Revenue	$1,597,071	$—		$1,597,071
Operating income	$383,759	$(45,139	) (g)	$338,620
Operating margin	24.0%	-2.8	% (g)	21.2%
Net income	$282,868	$60,166	(h)	$343,034
Diluted net income per share	$1.34	$0.29	(h)	$1.63
Fiscal 2004
Revenue	$1,802,224	$—		$1,802,224
Operating income	$453,104	$(33,621	) (i)	$419,483
Operating margin	25.1%	-1.8	% (i)	23.3%
Net income	$319,113	$(2,083	) (j)	$317,030
Diluted net income per share	$1.59	$(0.01	) (j)	$1.58
Fiscal 2005
Revenue	$2,037,703	$—		$2,037,703
Operating income	$550,894	$(26,796	) (k)	$524,098
Operating margin	27.0%	-1.3	% (k)	25.7%
Net income	$375,458	$6,169	(l)	$381,627
Diluted net income per share	$1.99	$0.04	(l)	$2.03

(a)	Non-GAAP operating income reflects adjustments to exclude amortization of purchased intangible assets of $7.0 million, acquisition-related charges of $150.2 million and a charge for purchased research and development of $1.3 million.

(b)	Non-GAAP net income reflects the adjustments in item (a), an adjustment to exclude net gains on marketable securities of $481.1 million and income taxes related to these adjustments, as well as an adjustment to exclude net loss from discontinued operations of $20.0 million.

(c)	Non-GAAP operating income reflects adjustments to exclude amortization of purchased intangible assets of $14.9 million, acquisition-related charges of $247.8 million and a charge for purchased research and development of $0.2 million.

(d)	Non-GAAP net income reflects the adjustments in item (c), adjustments to exclude net losses on marketable securities of $98.1 million and a net loss on divestiture of businesses of $15.3 million and income taxes related to these adjustments. Non-GAAP net income also reflects adjustments to exclude net income from discontinued operations of $27.5 million and the cumulative after-tax effect of an accounting change of $14.3 million.

(e)	Non-GAAP operating income reflects adjustments to exclude amortization of purchased intangible assets of $7.1 million, acquisition-related charges of $159.3 million, a loss on impairment of goodwill and purchased intangible assets of $27.3 million, a charge for purchased research and development of $2.2 million and a loss on impairment of long-lived asset of $27.0 million.

(f)	Non-GAAP net income reflects the adjustments in item (e), adjustments to exclude net losses on marketable securities of $15.5 million and a gain on divestiture of business of $8.3 million, income taxes related to these adjustments, as well as an adjustment to exclude net income from discontinued operations of $86.4 million.

(g)	Non-GAAP operating income reflects adjustments to exclude amortization of purchased intangible assets of $11.4 million and acquisition-related charges of $33.8 million.

(h)	Non-GAAP net income reflects the adjustments in item (g), an adjustment to exclude net gains on marketable securities of $10.9 million and income taxes related to these adjustments, as well as an adjustment to exclude net income from discontinued operations of $82.9 million.

(i)	Non-GAAP operating income reflects adjustments to exclude amortization of purchased intangible assets of $10.2 million and acquisition-related charges of $23.4 million.

(j)	Non-GAAP net income reflects the adjustments in item (i), an adjustment to exclude net gains on marketable securities of $1.7 million and incomes taxes related to these adjustments. Also reflects adjustments to exclude certain GAAP tax benefits and net loss from discontinued operations of $6.3 million.

(k)	Non-GAAP operating income reflects adjustments to exclude amortization of purchased intangible assets of $10.3 million and acquisition-related charges of $16.5 million.

(l)	Non-GAAP net income reflects the adjustments in item (k), an adjustment to exclude net gains on marketable securities of $5.2 million and income taxes related to these adjustments. Also reflects adjustments to exclude certain GAAP tax benefits and net income from discontinued operations of $6.6 million.

The foregoing table reconciles the differences between the non-GAAP financial measures contained in the Compensation Committee Report beginning on page 16 of Intuit’s proxy statement for its 2005 Annual Meeting of Stockholders and the most directly comparable measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

Intuit’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results because they exclude amounts that are not related to Intuit’s core operating results. The following items have been excluded from our non-GAAP financial measures.

•	Amortization of purchased intangible assets, acquisition-related charges, charges for purchased research and development, and loss on impairment of goodwill and purchased intangible assets. In accordance with GAAP, amortization of purchased intangible assets in cost of revenue includes amortization of software and other technology assets related to acquisitions and acquisition-related charges in operating expenses includes amortization of other purchased intangible assets such as customer lists and covenants not to compete. GAAP operating income or loss also includes charges for in-process research and development that we obtain in connection with acquisitions as well as losses on impairment of goodwill and other purchased intangible assets. We exclude these items from our non-GAAP operating income or loss because we believe that excluding these items facilitates comparisons to our historical core operating results and to the results of other companies in our industry, which have their own unique acquisition histories.

•	Gains and losses on marketable securities and other investments. We exclude these amounts from our non-GAAP net income or loss because they are unrelated to our core business operating results.

•	Gains and losses on divestitures of businesses. We exclude these amounts from our non-GAAP net income or loss because they are unrelated to our core business operating results.

•	Income taxes. Our historical non-GAAP effective tax rates differ from our GAAP effective tax rates for those periods because non-GAAP income tax expense or benefit excludes certain GAAP discrete tax items, including the reversal of reserves related to potential income tax exposures that have been resolved. We exclude the impact of these discrete tax items from our non-GAAP income tax provision or benefit because they are not indicative of our ongoing business operations.

•	Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP net income or loss and net income or loss per share because they are unrelated to our ongoing business operations.

•	Cumulative after-tax effects of accounting changes. We exclude these amounts from our non-GAAP net income or loss because they are unrelated to our core business operating results.

Intuit’s management refers to these non-GAAP financial measures in assessing the performance of Intuit’s ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Intuit’s historical operating results. Intuit has historically reported similar non-GAAP financial measures and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Intuit computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

INTUIT INC.
2005 EQUITY INCENTIVE PLAN
(As Amended on __________, 2005)
     1.      PURPOSE. The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent or Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Stock Bonuses, Stock Appreciation Rights (SARs) and Restricted Stock Units. Capitalized terms not defined in the text are defined in Section 26.
     2.      SHARES SUBJECT TO THE PLAN.
               2.1      Number of Shares Available. Subject to Sections 2.2 and 21, 13,000,000 Shares are available for grant and issuance under the Plan. Shares that are subject to: (a) issuance upon exercise of an Option or SAR granted under this Plan but cease to be subject to the Option or SAR for any reason other than exercise of the Option; (b) an Award granted under this Plan but are forfeited or are repurchased by the Company at the original issue price; or (c) an Award granted under this Plan that otherwise terminates without Shares being issued, will return to the pool of Shares available for grant and issuance under this Plan. In any fiscal year of the Company no more than fifty percent (50%) of the Shares subject to Awards granted in such fiscal year may have an Exercise Price or Purchase Price per Share that is less than Fair Market Value on the applicable date of grant. In order that ISOs may be granted under this Plan, no more than 13,000,000 shares shall be issued as ISOs. The Company may issue Shares which are authorized but unissued or treasury shares pursuant to the Awards granted under this Plan. At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Options and SARs granted under the Plan and all other outstanding but unvested Awards granted under the Plan.
               2.2      Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, extraordinary dividend of cash or stock or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance under the Plan and the limits that are set forth in Section 2.1; (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs; (c) the number of Shares subject to other outstanding Awards; (d) the 2,000,000 and 3,000,000 maximum number of shares that may be issued to an individual in any one calendar year set forth in Section 3; and (e) the number of Shares that are granted as Options to Non-Employee Directors as set forth in Section 10, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option may not be decreased to below the par value of the Shares.
     3.      ELIGIBILITY. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary. All other Awards may be granted to employees (including officers and directors who are also employees), non-employee directors and consultants of the Company or any Parent or Subsidiary; provided that such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The Committee (or its designee under 4.1(c)) will from time to time determine and designate among the eligible persons who will be granted one or more Awards under the Plan. A person may be granted more than one Award under the Plan. However, no person will be eligible to receive more than 2,000,000 Shares issuable under Awards granted in any calendar year, other than new employees of the Company or of a Parent or Subsidiary (including new employees who are also officers and directors of the Company or any Parent or Subsidiary), who are eligible to receive up to a maximum of 3,000,000 Shares issuable under Awards granted in the calendar year in which they commence their employment.

     4.      ADMINISTRATION.
               4.1      Committee Authority. The Plan shall be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Non-Employee Directors pursuant to Section 10 hereof, and subject to the general purposes, terms and conditions of the Plan, the Committee will have full power to implement and carry out the Plan. Without limiting the previous sentence, the Committee will have the authority to:
(a)	construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan;

(b)	prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining the forms and agreements used in connection with the Plan; provided that the Committee may delegate to the President, the Chief Financial Officer or the officer in charge of Human Resources, in consultation with the General Counsel, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;

(c)	select persons to receive Awards; provided that the Committee may delegate to one or more Executive Officers (who would also be considered “officers” under Delaware law) the authority to grant an Award under the Plan to Participants who are not Insiders;

(d)	determine the terms of Awards;

(e)	determine the number of Shares or other consideration subject to Awards;

(f)	determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability, transferability, and payment of Awards;

(i)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(j)	determine whether an Award has been earned;

(k)	amend the Plan; or

(l)	make all other determinations necessary or advisable for the administration of the Plan.
               4.2      Committee Interpretation and Discretion. Except for automatic grants to Non-Employee Directors pursuant to Section 10 hereof, any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant. The Committee may delegate to one or more Executive Officers, the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and Participant.

2

Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of immediate taxation and/or tax penalities under Section 409A of the Code.
     5.      OPTIONS. The Committee may grant Options to eligible persons and will determine (a) whether the Options will be ISOs or NQSOs; (b) the number of Shares subject to the Option, (c) the Exercise Price of the Option, (d) the period during which the Option may be exercised, and (e) all other terms and conditions of the Option, subject to the provisions of this Section 5 and the Plan. Options granted to Non-Employee Directors pursuant to Section 10 hereof shall be governed by that Section.
               5.1      Form of Option Grant. Each Option granted under the Plan will be evidenced by a Stock Option Agreement that will expressly identify the Option as an ISO or NQSO. Except as otherwise required by the terms of Options to Non-Employee Directors as provided in the terms of Section 10 hereof, the Stock Option Agreement will be substantially in a form and contain such provisions (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.
               5.2      Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant the Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement, and a copy of the Plan and the current Prospectus for the Plan (plus any additional documents required to be delivered under applicable laws), will be delivered to the Participant within a reasonable time after the Option is granted. The Stock Option Agreement, Plan, the Prospectus and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.
               5.3      Exercise Period and Expiration Date. An Option will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Stock Option Agreement governing such Option, subject to the provisions of Section 5.6, and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time with respect to vesting during leaves of absences. The Stock Option Agreement shall set forth the last date that the Option may be exercised (the “Expiration Date”); provided that no Option will be exercisable after the expiration of seven years from the date the Option is granted; and provided further that no ISO granted to a Ten Percent Stockholder will be exercisable after the expiration of five years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares subject to the Option as the Committee determines.
               5.4      Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and, subject to the limit of Section 2.1, may be less than Fair Market Value (but not less than the par value of the Shares); provided that (i) the Exercise Price of an ISO will not be less than the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 11 of the Plan and the Stock Option Agreement.
               5.5      Procedures for Exercise. A Participant or Authorized Transferee may exercise Options by following the procedures established by the Company’s Stock Administration Department, as communicated and made available to Participants through the stock pages on the Intuit Legal Department intranet web site, and/or through the Company’s electronic mail system.
               5.6      Termination.
     (a)      Vesting. Any Option granted to a Participant will cease to vest on the Participant’s Termination Date, if the Participant is Terminated for any reason other than “total disability” (as defined in this Section 5.6(a)) or death. Any Option granted to a Participant who is an employee who has been actively employed by the Company or any Subsidiary for one year or more or who is a director, will vest as to 100% of the Shares subject to such Option, if

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the Participant is Terminated due to “total disability” or death. For purposes of this Section 5.6(a), “total disability” shall mean: (i) (A) for so long as such definition is used for purposes of the Company’s group life insurance and accidental death and dismemberment plan or group long term disability plan, that the Participant is unable to perform each of the material duties of any gainful occupation for which the Participant is or becomes reasonably fitted by training, education or experience and which total disability is in fact preventing the Participant from engaging in any employment or occupation for wage or profit; or, (B) if such definition has changed, such other definition of “total disability” as determined under the Company’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (ii) the Company shall have received from the Participant’s primary physician a certification that the Participant’s total disability is likely to be permanent. Any Option held by an employee who is Terminated by the Company, or any Subsidiary or Parent within one year following the date of a Corporate Transaction, will immediately vest as to such number of Shares as the Participant would have been vested in twelve months after the date of Termination had the Participant remained employed for that twelve month period.
     (b)      Post-Termination Exercise Period. Following a Participant’s Termination, the Participant’s Option may be exercised to the extent vested as set forth in Section 5.6(a):
               (i)      no later than 90 days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option; or
               (ii)      no later than (A) twelve months after the Termination Date in the case of Termination due to Disability or (B) eighteen months after the Termination Date in the case of Termination due to death or if a Participant dies within three months of the Termination Date, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option.
               5.7      Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option; provided that the minimum number will not prevent a Participant from exercising an Option for the full number of Shares for which it is then exercisable.
               5.8      Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of $100,000 that become exercisable in that calendar year will be NQSOs. If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.
               5.9      Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.
               5.10      Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor; provided that any such action may not, without the written consent of Participant, impair any of Participant’s rights under any Option previously granted; and provided, further that without stockholder approval, the modified, extended, renewed or new Option may not have a lower Exercise Price than the outstanding Option. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected, by a written notice to

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them; provided, however, that unless prior stockholder approval is secured, the Exercise Price may not be reduced below that of the outstanding Option.
               5.11      No Disqualification. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
     6.      RESTRICTED STOCK AWARDS.
               6.1      Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the following:
               6.2      Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by a Restricted Stock Purchase Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. A Participant accepts a Restricted Stock Award by signing and delivering to the Company a Restricted Stock Purchase Agreement with full payment of the Purchase Price, within thirty days from the date the Restricted Stock Purchase Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within thirty days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise.
               6.3      Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and, subject to the limit of Section 2.1, may be less than Fair Market Value (but not less than the par value of the Shares) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan and the Restricted Stock Purchase Agreement, and in accordance with any procedures established by the Company’s Stock Administration Department, as communicated and made available to Participants through the stock pages on the Intuit Legal Department intranet web site, and/or through the Company’s electronic mail system.
               6.4      Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of the performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Restricted Stock Purchase Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment for Shares to be purchased under any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
               6.5      Termination During Performance Period. If a Participant is Terminated during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.
     7.      STOCK BONUS AWARDS.
               7.1      Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made

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pursuant to a Stock Bonus Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Stock Bonus Award, but the number of Shares awarded is subject to the limit of Section 2.1.
               7.2      Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. If the Stock Bonus Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the issuance of any Shares or other payment to a Participant pursuant to a Stock Bonus Award, the Committee will determine the extent to which the Stock Bonus Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to a Stock Bonus Award to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.
               7.3      Form of Payment to Participant. The Committee will determine whether the earned portion of a Stock Bonus Award will be paid to the Participant currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a Stock Bonus Award to a date or dates after the Stock Bonus Award is earned provided that the terms of the Stock Bonus Award and any deferral satisfy the requirements of Section 409A of the Code and provided further that payout shall not be deferred beyond March 15 of the year following the year of vesting unless a deferral election in compliance with Section 409A of the Code has been made. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, and in either a lump sum payment or in installments.
               7.4      Termination of Participant . In the event of a Participant’s Termination during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Stock Bonus Award only to the extent earned as of the date of Termination in accordance with the Stock Bonus Agreement, unless the Committee determines otherwise.
     8.      STOCK APPRECIATION RIGHTS.
               8.1      Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible person that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Parent or Subsidiary. All SARs shall be made pursuant to a SAR Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
               8.2      Terms of SARs. The Committee will determine the terms of a SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee

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when the SAR is granted and, subject to the limit of Section 2.1, may be less than Fair Market Value (but not less than the par value of the Shares. A SAR may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual SAR Agreement. If the SAR is being earned upon the satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Prior to settlement of any SAR earned upon the satisfaction of performance goals pursuant to a SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different performance goals and other criteria. The Exercise Price of an outstanding SAR may not be reduced without stockholder approval.
               8.3      Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the SAR Agreement governing such SAR. The SAR Agreement shall set forth the last date that the SAR may be exercised (the “Expiration Date”); provided that no SAR will be exercisable after the expiration of seven years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.
               8.4      Form and Timing of Settlement. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code and provided further that payout shall not be deferred beyond March 15 of the year following the year of vesting unless a deferral election in compliance with Section 409A of the Code has been made.
     9.      RESTRICTED STOCK UNITS
               9.1      Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible person covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. The Committee may authorize the issuance of RSUs to certain eligible persons who elect to defer cash compensation. All RSUs shall be made pursuant to a RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan (including the limit set forth in Section 2.1).
                9.2      Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times during which the RSU may be exercised; (c) the consideration to be distributed on settlement, and the effect on each RSU of the Participant’s Termination. A RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual RSU Agreement. If the RSU is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a RSU Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

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               9.3      Form and Timing of Settlement. The portion of a RSU being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code and provided further that payout shall not be deferred beyond March 15 of the year following the year of vesting unless a deferral election in compliance with Section 409A of the Code has been made. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee determines.
     10.      AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS.
               10.1      Eligibility. Non-Employee Directors are eligible for options granted pursuant to this Section 10.
               10.2      Initial Grant. Each Non-Employee Director who first becomes a member of the Board on or after the Effective Date will automatically be granted an option for 45,000 Shares on the date such Non-Employee Director first becomes a member of the Board. Each Non-Employee Director who became a member of the Board prior to the Effective Date and who did not receive a prior option grant in connection with his or her appointment from the Company, will receive an Initial Grant on the Effective Date. Each Option granted pursuant to this Section 10.2 shall be called an “Initial Grant”.
               10.3      Succeeding Grant. On each anniversary of an Initial Grant under this Plan (or under the Company’s 1996 Directors Stock Option Plan) each Non-Employee Director who has served continuously as a member of the Board during that period will automatically be granted an Option for 15,000 Shares; provided that, each Non-Employee Director who became a member of the Board prior to the Effective Date that did not receive a 15,000 share option grant pursuant to Section 6.3 of the Company’s 1996 Directors Stock Option Plan in calendar year 2004, will receive a 2004 Succeeding Grant on the Effective Date. Each Option granted pursuant to this Section 10.3 shall be called a “Succeeding Grant”.
               10.4      Audit Committee Grants. Each Non-Employee Director who is appointed a new member to the Audit Committee on or after the Effective Date, will automatically be granted an Option for 5,000 Shares on the day he or she is appointed. On each anniversary of a Non-Employee Director’s first grant (a) pursuant to this Section 10.4 or (b) pursuant to 6.4 of the Company’s 1996 Directors Stock Option Plan, on which the Non-Employee Director is a member of the Audit Committee, the Non-Employee Director will automatically be granted an Option for 5,000 Shares. Each Option granted pursuant to this Section 10.4 shall be called an “Audit Committee Grant”.
               10.5      Compensation and Organizational Development Committee Grants. Each Non-Employee Director who is appointed a new member to the Compensation and Organizational Development Committee on or after the Effective Date, will automatically be granted an Option for 5,000 Shares on the day he or she is appointed. On each anniversary of a Non-Employee Director’s first grant (a) pursuant to this Section 10.5 or (b) pursuant to 6.5 of the Company’s 1996 Directors Stock Option Plan, on which the Non-Employee Director is a member of the Compensation and Organizational Development Committee, the Non-Employee Director will automatically be granted an Option for 5,000 Shares. Each Option granted pursuant to this Section 10.5 shall be called a “Compensation Committee Grant”.
               10.6      Nominating & Governance Committee Grants. Each Non-Employee Director who is appointed a new member to the Nominating & Governance Committee on or after the Effective Date, will automatically be granted an Option for 5,000 Shares on the day he or she is appointed. On each anniversary of a Non-Employee Director’s first grant (a) pursuant to this Section 10.6 or (b) pursuant to 6.6 of the Company’s 1996 Directors Stock Option Plan, on which the Non-Employee Director is a member of the Nominating & Governance Committee, the Non-Employee Director will automatically be granted an Option for 5,000 Shares. Each Option granted pursuant to this Section 10.6 shall be called a “Nominating & Governance Committee Grant”.

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               10.7      Vesting and Exercisability
                            (a)      Initial Grants shall become exercisable as they vest as to 25% of the Shares upon the first anniversary of the date such Option is granted and an additional 2.0833% of the shares each month thereafter and become fully vested on the fourth anniversary of the date of grant, so long as the Non-Employee Director continuously remains a director or a consultant of the Company.
                            (b)      Succeeding Grants shall become exercisable as they vest as to 50% of the Shares upon the first anniversary of the date such Option is granted and an additional 4.1666% of the Shares each month thereafter and become fully vested on the second anniversary of the date of grant, so long as the Non-Employee Director continuously remains a director or a consultant of the Company.
                            (c)      Each Audit Committee Grant, Compensation and Organizational Development Committee Grant and Nominating & Governance Committee Grant shall become exercisable as they vest as to 8.333% of the Shares each month following the date of grant and become fully vested on the first anniversary of the date of grant, so long as the Non-Employee director continuously remains a director or a consultant of the Company.
                            (d)      Any Option granted to a Non-Employee Director will vest as to 100% of the Shares subject to such Option, if the Non-Employee Director ceases to be a member of the Board or a consultant of the Company due to “total disability” or death. For purposes of this Section 10.7(d), “total disability” shall mean: (1) (i) for so long as such definition is used for purposes of the Company’s group life insurance and accidental death and dismemberment plan or group long term disability plan, that the Non-Employee Director is unable to perform each of the material duties of any gainful occupation for which the Non-Employee Director is or becomes reasonably fitted by training, education or experience and which total disability is in fact preventing the Non-Employee Director from engaging in any employment or occupation for wage or profit or (ii) if such definition has changed, such other definition of “total disability” as determined under the Company’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (2) the Company shall have received from the Non-Employee Director’s primary physician a certification that the Non-Employee Director’s total disability is likely to be permanent.
                            (e)      In the event of a Corporate Transaction, the vesting of all Options granted to Non-Employee Directors pursuant to this Section 10 will accelerate and such Options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised on or prior to the consummation of the corporate transaction, they shall terminate.
                  10.8      Form of Option Grant. Each Option granted under this Section 10 shall be a NQSO and shall be evidenced by a Non-Employee Director Stock Option Grant Agreement in such form as the Committee shall from time to time approve and which shall comply with and be subject to the terms and conditions of this Plan.
                  10.9      Exercise Price. The Exercise Price of each Option granted under this Section 10 shall be the Fair Market Value of the Share on the date the Option is granted. The Exercise Price of an outstanding Option may not be reduced without stockholder approval.
                10.10      Termination of Option. Except as provided in Section 10.7(e) or this Section 10.10, each Option granted under this Section 10 shall expire seven (7) years after its date of grant. The date on which the Non-Employee Director ceases to be a member of the Board or a consultant of the Company shall be referred to as the “Non-Employee Director Termination Date” for purposes of this Section 10.10. An Option may be exercised after the Non-Employee Director Termination Date only as set forth below:
                              (a)      Termination Generally. If the Non-Employee Director ceases to be a member of the Board or consultant of the Company for any reason except death or Disability, then each Option, to the extent then vested pursuant to Section 10.7 above, then held by such Non-Employee Director may be exercised by the Non-Employee Director within seven months after the Non-Employee Director Termination Date, but in no event later than the Expiration Date.

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                               (b)      Death or Disability. If the Non-Employee Director ceases to be a member of the Board or consultant of the Company because of his or her death or Disability, then each Option, to the extent then vested pursuant to Section 10.7 above, then held by such Non-Employee Director may be exercised by the Non-Employee Director or his or her legal representative within twelve months after the Non-Employee Director Termination Date, but in no event later than the Expiration Date.
     11.      PAYMENT FOR SHARE PURCHASES.
               11.1      Payment. Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:
(a)	in cash (by check);

(b)	in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participants’ heirs or legatees after Participant’s death, by cancellation of indebtedness of the Company to the Participant;

(c)	by surrender of shares of the Company’s Common Stock;

(d)	representative or the authorized legal representative of Participants’ heirs or legatees after Participant’s death, by waiver of compensation due or accrued to Participant for services rendered;

(e)	by tender of property; or

(f)	with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:
(1)	through a “same day sale” commitment from the Participant or Authorized Transferee and an NASD Dealer meeting the requirements of the Company’s “same day sale” procedures and in accordance with law; or

(2)	through a “margin” commitment from Participant or Authorized Transferee and an NASD Dealer meeting the requirements of the Company’s “margin” procedures and in accordance with law.
               11.2      Issuance of Shares. Upon payment of the applicable Purchase Price or Exercise Price (or a commitment for payment from the NASD Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale” or “margin” commitment), and compliance with other conditions and procedures established by the Company for the purchase of shares, the Company shall issue the Shares registered in the name of Participant or Authorized Transferee (or in the name of the NASD Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale” or “margin” commitment) and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate). The Shares may be subject to legends or other restrictions as described in Section 15 of the Plan.
     12.      WITHHOLDING TAXES.
               12.1      Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate(s) for the Shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

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               12.2      Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.
     13.      PRIVILEGES OF STOCK OWNERSHIP. No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if the Shares are Restricted Stock, any new, additional or different securities the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided further, that the Participant or Authorized Transferee will have no right to retain such dividends or distributions with respect to Shares that are repurchased at the Participant’s original Exercise Price or Purchase Price pursuant to Section 15.
     14.      TRANSFERABILITY. No Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process; provided, however that with the consent of the Committee a Participant may transfer a NQSO to an Authorized Transferee. Transfers by the Participant for consideration are prohibited. Without such permission by the Committee, a NQSO shall like all other Awards under the Plan be exercisable (a) during a Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative; and (b) after Participant’s death, by the legal representative of the Participant’s heirs or legatees.
     15.      RESTRICTIONS ON SHARES. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase all or a portion of a Participant’s Shares that are not “Vested” (as defined in the Award Agreement), following the Participant’s Termination, at any time within ninety days after the later of (a) the Participant’s Termination Date or (b) the date the Participant purchases Shares under the Plan, for cash or cancellation of purchase money indebtedness with respect to Shares, at the Participant’s original Exercise Price or Purchase Price; provided that upon assignment of the right to repurchase, the assignee must pay the Company cash equal to the excess of the Fair Market Value of the Shares over the original Purchase Price.
     16.      CERTIFICATES. All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system on which the Shares may be listed.
     17.      ESCROW. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.
     18.      SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of

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exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.
     19.      NO OBLIGATION TO EMPLOY. Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary or limit in any way the right of the Company or any Parent or Subsidiary to terminate Participant’s employment or other relationship at any time, with or without cause.
     20.      REPRICING PROHIBITED; EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs is prohibited without prior stockholder approval. The Committee may, at any time or from time to time, authorize the Company, with prior stockholder approval, in the case of an Option or SAR exchange, and the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Option previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant shall agree; provided, however, that in no event will an Option with an Exercise Price above the Fair Market Value at the time of such proposed buyout be repurchased.
     21.      CORPORATE TRANSACTIONS.
                 21.1      Assumption or Replacement of Awards by Successor. Except as provided for in Section 10.7(e), in the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation, if any, refuses to assume or replace the Awards, as provided above, pursuant to a Corporate Transaction or if there is no successor corporation due to a dissolution or liquidation of the Company, such Awards shall immediately vest as to 100% of the Shares subject thereto at such time and on such conditions as the Board shall determine and the Awards shall expire at the closing of the transaction or at the time of dissolution or liquidation.
                 21.2      Other Treatment of Awards. Subject to any greater rights granted to Participants under Section 21.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.
                 21.3      Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

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     22.      ADOPTION AND STOCKHOLDER APPROVAL. The Plan was adopted by the Compensation and Organizational Development Committee on August 26, 2004. The Plan shall become effective upon approval by stockholders of the Company, consistent with applicable laws.
     23.      TERM OF PLAN. The Plan will terminate three years following the date it originally became effective upon approval by stockholders of the Company.
     24.      AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend the Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans or pursuant to the Exchange Act or any rule promulgated thereunder or pursuant to the listing requirements of the national securities market on which the Shares are listed. In addition, no amendment that is detrimental to a Participant may be made to any outstanding Award without the consent of the Participant.
     25.      NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.
     26.      DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:
     (a)      “Authorized Transferee” means the permissible recipient, as authorized by this Plan and the Committee, of an NQSO that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interest.
     (b)      “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right or Restricted Stock Unit.
     (c)      “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.
     (d)      “Board” means the Board of Directors of the Company.
     (e)      “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     (f)       “Committee” means the Compensation and Organizational Development Committee of the Board or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board. Each member of the Committee shall be (i) a “non-employee director” for purposes of Section 16 and Rule 16b-3 of the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Code, unless the Board has fewer than two such outside directors.

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    (g)      “Company” means Intuit Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
    (h)      “Corporate Transaction” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, (d) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company; or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
     (i)      “Disability” means a disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.
     (j)      “Effective Date” means the date stockholders approve the Plan pursuant to Section 22 of the Plan.
    (k)      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
     (l)      “Executive Officer” means a person who is an “executive officer” of the Company as defined in Rule 3b-7 promulgated under the Exchange Act.
    (m)      “Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.
    (n)      “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(1)	if such Common Stock is then quoted on the NASDAQ National Market, its closing price on the NASDAQ National Market on such date or if such date is not a trading date, the closing price on the NASDAQ National Market on the last trading date that precedes such date;

(2)	if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(3)	if such Common Stock is publicly traded but is not quoted on the NASDAQ National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal, for the over-the-counter market; or

(4)	if none of the foregoing is applicable, by the Board of Directors in good faith.
    (o)      “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
    (p)      “ISO” means an Incentive Stock Option within the meaning of the Code.

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     (q)      “NASD Dealer” means broker-dealer that is a member of the National Association of Securities Dealers, Inc.
      (r)      “NQSO” means a nonqualified stock option that does not qualify as an ISO.
      (s)      “Option” means an Award pursuant to Section 5 of the Plan.
      (t)      “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current or former employee of the Company or any Parent or Subsidiary.
     (u)      “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under the Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     (v)      “Participant” means a person who receives an Award under the Plan.
    (w)      “Performance Factors” means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:
(1)	Net revenue and/or net revenue growth;

(2)	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

(3)	Operating income and/or operating income growth;

(4)	Net income and/or net income growth;

(5)	Earnings per share and/or earnings per share growth;

(6)	Total stockholder return and/or total stockholder return growth;

(7)	Return on equity;

(8)	Operating cash flow return on income;

(9)	Adjusted operating cash flow return on income;

(10)	Economic value added; and

(11)	Individual business objectives.
     (x)      “Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for the Award.
     (y)      “Plan” means this Intuit Inc. 2005 Equity Incentive Plan, as amended from time to time.
     (z)      “Prospectus” means the prospectus relating to the Plan, as amended from time to time, that is prepared by the Company and delivered or made available to Participants pursuant to the requirements of the Securities Act.
   (aa)      “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option.

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     (bb)      “Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan.
     (cc)       “Restricted Stock Unit” means an Award granted pursuant to Section 9 of the Plan.
     (dd)      “RSU Agreement” means an agreement evidencing a Restricted Stock Unit Award granted pursuant to Section 9 of the Plan.
     (ee)       “SAR Agreement” means an agreement evidencing a Stock Appreciation Right granted pursuant to Section 8 of the Plan.
     (ff)         “SEC” means the Securities and Exchange Commission.
     (gg)       “Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
     (hh)       “Shares” means shares of the Company’s Common Stock $0.01 par value, reserved for issuance under the Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.
     (ii)          “Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.
     (jj)          “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.
     (kk)        “Stock Option Agreement” means the agreement which evidences a Stock Option, granted pursuant to Section 5 of the Plan.
     (ll)          “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     (mm)      “Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.
     (nn)       “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a Parent or Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a leave of absence approved by the Committee or by an officer of the Company designated by the Committee; and provided further, that during any approved leave of absence, vesting of Awards shall be suspended or continue in accordance with guidelines established from time to time by the Committee. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

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INTUIT INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 16, 2005
The undersigned hereby appoints Stephen M. Bennett, Laura A. Fennell and Kiran M. Patel, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:30 a.m. Pacific Standard Time on December 16, 2005, at Intuit’s offices at 2550 Garcia Avenue, Mountain View, California, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters described on this proxy.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.
(Continued, and to be marked, dated and signed, on the other side)

INTUIT INC. 2550 GARCIA AVENUE MOUNTAIN VIEW, CA 94043	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage- paid envelope we have provided or return it to Intuit Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR BY PHONE

Please date, sign and mail your proxy card back as soon as possible! Annual Meeting of Stockholders INTUIT INC. December 16, 2005	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Intuit Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INTUIT	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTUIT INC.
The Board of Directors recommends that you vote FOR the election of all nominees for election to the Board of Directors and FOR proposals 2 and 3.

1.	ELECTION OF DIRECTORS. Nominees:		For	Withhold	For All
	01) Stephen M. Bennett	06) Donna L. Dubinsky	All	All	Except
	02) Christopher W. Brody	07) Michael R. Hallman
	03) William V. Campbell	08) Dennis D. Powell	☐	☐	☐
	04) Scott D. Cook	09) Stratton D. Sclavos
05) L. John Doerr

To withhold authority to vote for a particular nominee, mark “For All Except” and write the nominee’s number on the line below.

		For	Against	Abstain
Vote On Proposals

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2006;	☐	☐	☐

3.	Approve the amendment to our 2005 Equity Incentive Plan;	☐	☐	☐

4.	Transact any other business that is properly presented at the Meeting or any adjournment or postponement of the Meeting.
NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed in the name of the corporation by an authorized officer. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.

		Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date